Exhibit 10.1

Step 19

THIS AGREEMENT dated January 15, 2016

BETWEEN:

DARYL FRASER and KELLY FRASER in their capacities as trustees of THE DARYL & KELLY FRASER FAMILY TRUST, a personal trust established by trust indenture dated June 9, 2008

(“Fraser Trust”)

– and –

JOEL DOHERTY of Coldbrook, Nova Scotia

(“Joel Doherty”)

– and –

DENYSE DOHERTY of Coldbrook, Nova Scotia

(“Denyse Doherty”)

– and –

WILLERBY HILL LIMITED, a corporation incorporated under the laws of the United Kingdom

(“Willerby”)

– and –

BOTL HOLDINGS LTD., a corporation incorporated under the laws of Saskatchewan

(“BOTL”)

– and –

NOVA SCOTIA INNOVATION CORPORATION, a corporation incorporated pursuant to the Innovation Corporation Act (Nova Scotia)

(“Innovacorp”)

– and –

DAVID ALSTON, of Grand Bay-Westfield, New Brunswick

(“David Alston”)

– and –

MARY-GWEN ALSTON, of Grand Bay-Westfield, New Brunswick

(“Mary-Gwen Alston”)

– and –

JONATHAN McGINLEY, of Dartmouth, Nova Scotia

(“Jon McGinley”)

– and –

PAULA McGINLEY, of Dartmouth, Nova Scotia

(“Paula McGinley”)

– and –

DANIELLA DEGRACE, of Grand Barachois, New Brunswick

(“DeGrace”)

– and –

MICHAEL HACHEY, of Halifax, Nova Scotia

(“Hachey”)

(Fraser Trust, Joel Doherty, Denyse Doherty, Willerby, BOTL, Innovacorp, David Alston, Mary-Gwen Alston, Jon McGinley, Paula McGinley, DeGrace, and Hachey are collectively referred to as the “Vendors” and each individually as a “Vendor”)

– and –

MOBIVITY HOLDINGS CORP., a corporation incorporated under the laws of the State of Nevada,

(the “Purchaser”)

RECITALS:

1.	The Vendors collectively own all of the issued and outstanding shares in the capital of LiveLenz Inc., a corporation amalgamated under the laws of Nova Scotia (the "Corporation”).

2.	The Purchaser wishes to purchase from the Vendors, and the Vendors wish to sell to the Purchaser, all of the issued and outstanding shares in the capital of the Corporation.

The Parties therefore agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Records” means all of the Corporation’s books of account, accounting records and other financial information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

“Accredited Investor” shall mean any Person who comes within the definition of “accredited investor” as such term is defined under Rule 501(a) under the Securities Act, including, but not limited to:

(a)
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, or business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000;

(b)	Any natural person whose individual Net Worth, or joint Net Worth with that person's spouse, exceeds US$1,000,000;

(c)
Any natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person's spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(d)	Any trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a Vendor Representative; and

(e)	Any entity in which all of the equity owners are Accredited Investors;

“Active Shareholders” means Jon McGinley, Paula McGinley, Innovacorp, Joel Doherty and Denyse Doherty and “Active Shareholder” means any one of them;

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person.  For purposes of this definition, a Person “controls” another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings;

“Agreement” means this share purchase agreement;

“Applicable Laws” means any and all applicable (i) laws, statutes, rules, regulations, by-laws, codes, treaties, constitutions and ordinances, (ii) Orders, and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority;

“Audited Financial Statements” means the financial statements of the Corporation for the fiscal years ending December 31, 2013 and December 31, 2014, in each case consisting of a balance sheet and the accompanying statements of profit and loss, retained earnings and changes in financial position for the year then ended and all notes to them, together with a report of the auditors, Grant Thornton LLP, Chartered Accountants;

“BCH” means Bernhard Consulting and Holdings Ltd. a corporation incorporated under the laws of British Columbia;

“BCH Payment Shares” has the meaning specified in Section 2.8(a);

“Behavioral Information” means data collected by any means (including, without limitation, from a point of sale terminal, computer, Web browser, mobile telephone, or other device or application), where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application;

 “Books and Records” means the Accounting Records and all other information in any form relating to the Business or the Corporation, including sales and purchase records, lists of suppliers and customers, lists of potential customers, credit and pricing information, personnel and payroll records, tax records, business reports, plans and projections, production reports and records, inventory reports and records, business, engineering and consulting reports, marketing and advertising materials, research and development reports and records, and all other documents, files, records, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

“Business” means the business carried on by the Corporation consisting of reporting and analytics of data, derived from the point of sale, primarily for the restaurant industry;

“Business Day” means any day except Saturday, Sunday, any statutory holiday in the Province of Nova Scotia or the State of Arizona, or any other day on which the principal chartered banks in the City of Halifax and/or the City of Phoenix are closed for business;

“Charles Baxter” means Charles Baxter, an employee with Innovacorp;

“Closing” means the completion of the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement;

“Closing Date” means the date of this Agreement;

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any labour union or employee association that governs the terms and conditions of employment of any Employees and imposes obligations on the Corporation;

“Company Intellectual Property Agreements” means the Inbound License Agreements and the Outbound License Agreements. For clarity, “Company Intellectual Property Agreements” excludes Ordinary Course In-Licenses and Ordinary Course Out-Licenses (each as defined below);

“Company Owned Intellectual Property” means any and all Intellectual Property Rights and Technology that are owned or purported to be owned by the Corporation;

“Company Products” means all products and services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Corporation prior to the Closing, and all products and services currently under development by the Corporation;

“Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information, build scripts, test scripts, documentation, instructions or algorithms contained in or relating to any software included in the Company Owned Intellectual Property or the Company Products;

“Consent” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person other than (i) the Corporation or (ii) any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract;

“Contract” means any contract, agreement, instrument or other legally binding commitment or arrangement, written or oral, to which the Corporation is a party or under which it has rights or obligations, including those listed or described in any Schedule;

“Corporation’s Intellectual and Industrial Property” means any Intellectual and Industrial Property used, in whole or in part, in or required by the Corporation for the carrying on of the Business, both domestic and foreign, whether or not that Intellectual and Industrial Property is registered;

“Customer Data” means all data and content (x) uploaded or otherwise provided by or on behalf of the Corporation’s customers to, or stored by the Corporation’s customers on, the Corporation’s products and services; or (y) collected by the Corporation’s products and services; including all Behavioral Information;

“Damages” means, whether involving a Direct Claim or Third Party Claim, any damages (available at law or in equity), losses, liabilities, claims, demands, debts, interest, charges, fines, penalties, assessments, reassessments, judgments, costs or expenses, including the costs and expenses of any Legal Proceeding or any Order, settlement or compromise relating thereto (including the costs, fees and expenses of legal counsel on a substantial indemnity basis without reduction for tariff rates or similar reductions and all reasonable costs of investigation), but excluding any contingent liability until it becomes actual;

“Debt Instrument” means any bond, debenture, promissory note, trust indenture, loan agreement or other agreement evidencing indebtedness for borrowed money;

“Direct Claim” means any cause, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under Article 5 of this Agreement;

“Direction” has the meaning specified in Section 2.2(n);

“Doolin Payment Shares” has the meaning specified in Section 2.8(a);

“Employee” means an individual who is employed by the Corporation, whether on a full-time or part-time basis;

“Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, including all policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are administered, sponsored or maintained or contributed to or required to be contributed to, by the Corporation for the benefit of any of the Employees or former employees of the Corporation or beneficiaries of any of them, whether or not insured and whether or not subject to any Applicable Law, including those listed or described in Schedule 3.1(37), except that the term “Employee Benefit Plan” does not include any statutory plan with which the Corporation is required to comply, including the Canada Pension Plan, Quebec Pension Plan or any plan administered under applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation;

“Environment” means the environment or natural environment as defined in any Environmental Law and includes soil, air, surface water, ground water, land surface, subsurface strata, any sewer system and the environment in the workplace;

“Environmental Laws” means Applicable Laws relating to the Environment, employee health or safety, or public health or safety, including Applicable Laws relating to (a) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and (b) the generation, manufacture, processing, distribution, use, re-use, treatment, storage, disposal, transport, labelling, handling and the like of Hazardous Substances;

“Environmental Permits” means all Licenses issued, granted or required under Environmental Laws;

“Equipment Leases” means the leases of personal property to which the Corporation is a party or under which it has rights or obligations, including those listed or described in Schedule 3.1(29);

“Financial Statements” means the Audited Financial Statements and Interim Financial Statements;

“Governmental Authority” means any (i) federal, provincial, state, territorial, municipal, local or other government, domestic or foreign, (ii) governmental or public ministry, department, agency, Tribunal, commission, board, bureau or instrumentality, domestic or foreign, (iii) subdivision or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Guarantee” means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person;

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the Environment, injure or damage property or plant or animal life or harm or impair the health of any individual;

“Indemnified Person” means any Person entitled to indemnification under Article 5 of this Agreement;

“Indemnifier” means any Person obligated to provide indemnification under Article 5 of this Agreement;

“Indemnity Payment” means the amount of any Damages required to be paid under Sections 5.2 or 5.3;

“Independent Accountant” has the meaning specified in Section 2.6(b);

“Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following, throughout the world: (A) patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing (“Patents”), (B) trade and industrial secrets, confidential or proprietary information and any know how (“Trade Secrets”), (C) trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, 800 numbers, social media pages, hash tags and other similar forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing (“Trademarks”), (D) Internet domain names and URLs, (E) copyrights, and any other similar rights of authors or in works of authorship (“Copyrights”), (F) all rights in data collections and databases and documentation related thereto, (G) all moral and economic rights of authors and inventors, however denominated, throughout the world, (H) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (I) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing;

“Interested Person” means any present or former officer, director, shareholder or employee of the Corporation or any Person with which the Corporation or any of the foregoing does not deal at arm’s length within the meaning of the Tax Act;

“Interim Financial Statements” means the unaudited financial statements of the Corporation for the period ended September 30, 2015 consisting of a balance sheet and the accompanying statements of profit and loss, retained earnings and changes in financial position for the period then ended and all notes (if any) to them;

“Key Employees” means, collectively Jon McGinley and Rob Larter, and “Key Employee” means any one of them;

“Leased Property” means premises which are leased, subleased, licensed, used or occupied by the Corporation, including those listed or described in Schedule 3.1(27), and the interest of the Corporation in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of those premises;

“Leases” means the real property leases or other rights of occupancy relating to real property to which the Corporation is a party or under which it has rights or obligations, whether as lessor or lessee, including those listed or described in Schedule 3.1(27);

“Legal Proceeding” means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same;

“License” means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority;

“Lien” means any lien, mortgage, charge, pledge, hypothec, security interest, assignment, option, conditional sale, warrant, lease, sublease, easement, restrictive covenant, title retention agreement, statutory or deemed trust, adverse claim or other encumbrance of any kind, which secures payment or performance of an obligation or otherwise affects the right, title or interest in or to any particular property;

“Material Adverse Effect” means any effect without giving effect to this Agreement and the transactions contemplated by this Agreement) that is, or could reasonably be expected to be, material and adverse to the results of the Business or the assets, operations, affairs, prospects, condition (financial or otherwise) of the Corporation;

“Material Contracts” has the meaning specified in Subsection 3.1(30);

“Mobivity Shares” means the Common Stock, par value $0.001 per share, of the Purchaser;

“Net Closing Cash” means the result of (i) the Corporation’s cash on hand as of the Closing Date, plus (ii) an estimate of the deferred or unearned revenue obligations of the Corporation reasonably anticipated to be collected within 90 days of the Closing Date which has been determined by the Purchaser and the Active Shareholders to be $35,000, minus (iii) identified ordinary course trade payables as of the Closing Date, minus (iv) other identifiable liabilities of the Corporation as of the Closing Date;

“Net Worth” of a natural person shall mean assets less liabilities, provided (i) in calculating Net Worth the natural person may not include equity in the natural person’s primary residence, (ii) equity in personal property and real estate should be based on the fair market value, (iii) any debt that secures the natural person’s primary residence can be excluded from liabilities in calculating the natural person’s net worth, as long as the debt does not exceed the fair market value of the property (except that if the amount of such debt outstanding at the time of the natural person’s acquisition of the Payment Shares exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), but if the amount of the debt exceeds the fair market value of the primary residence and the mortgagee or other lender has recourse to the natural person personally for any deficiency, that excess liability should be deducted from the natural person's Net Worth;

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License) that (a) could require or could condition the use or distribution of such software or other material, or portion thereof, on (1) the disclosure, licensing, or distribution of any source code for any portion of such software, or (2) the granting to licensees of the right to make derivative works or other modifications to such software or other material or portions thereof, or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of the Corporation to use, sell, offer for sale, license, distribute or charge for any Company Product;

“Order” means any order, directive, judgment, decree, award or writ of any Tribunal;

“Parties” means the Vendors and the Purchaser and “Party” means any one of them;

“Payment Shares” has the meaning specified in Section 2.8(a);

“Permitted Liens” means: (i) Liens for Taxes and utilities which are not due or in arrears; (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property; (iii) construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar Liens (i) that, individually or in the aggregate, are not material, (ii) that arose or were incurred in the ordinary course of business, (iii) that are related to obligations not due or in arrears, (iv) that have not been registered or filed under Applicable Laws, and (v) for which notice in writing has not been given to the Corporation; and (iv) the Liens listed or described in Schedule 1.1A;

“Person” includes any individual, natural person, body corporate, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other entity or organization of any nature whatsoever;

“Personal Information” means any information in the possession or control of the Corporation about an identifiable individual other than the name, title or business address or telephone number of an Employee, and includes Behavioural Information;

“Post-Closing Adjustment Amount” has the meaning specified in Section 2.7(a);

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that the Royal Bank of Canada establishes as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it refers to as its prime rate;

“Purchase Price” means the consideration payable by the Purchaser to the Vendor for the Purchased Shares under Section 2.4;

“Purchased Shares” means issued and outstanding shares in the capital of the Corporation;

“Purchaser’s Indemnified Persons” means the Purchaser and the Corporation and their respective directors, officers, employees and agents (excluding any Vendor);

“Registered IP” means Intellectual Property Rights that have been registered, filed or issued under the authority of, with or by any Governmental Authority, or other public or quasi-public legal authority;

“Regulatory Approval” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract, License or Order;

“Release” means any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leaching, migration, dispersal, dispensing or disposal;

“Representatives” means, in respect of a Party, that Party’s directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement;

“Review Period” has the meaning specified in Section 2.5(b);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Securities Filings” has the meaning given to it in Section 4.2(a);

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement dated as of July 9, 2014 between the Corporation and each of the Vendors;

“Shareholders’ Representative” means Charles Baxter;

“Stock Option Plan” means the incentive stock option plan of the Corporation pursuant to which options to purchase common shares of the Corporation are granted to employees, officers or directors of the Corporation, or service providers and consultants to the Corporation;

“Stub Period Returns” has the meaning specified in clause 4.4(1)(a);

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 2 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended to the date of this Agreement and, where a reference is made to a provision under the Tax Act, it will be deemed to include, where applicable, any Notice of Ways and Means Motion, any Bill tabled in the House of Commons or any press release or publicly disseminated statement by or on behalf of the Minister of Finance which may result in an amendment to the Tax Act;

“Tax Legislation” means the Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a tax, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction;

“Tax Returns” means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith;

“Technology” means any or all of the following and any tangible embodiments thereof: (i) works of authorship, including computer programs, whether in source code or in executable code form, application programming interfaces, software architecture, and any associated documentation, (ii) inventions (whether or not patentable), discoveries and improvements, and any associated lab notebooks or other indicia or records of invention; (iii) proprietary and confidential information, Trade Secrets, (iv) databases, data compilations and collections and technical data and performance data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, (viii) devices, prototypes, data bases, designs and schematics, including for any Company Products, and (ix) any other tangible embodiments of Intellectual Property Rights;

“Third Party Claim” means any claim or Legal Proceeding that is instituted or asserted by any Person who is not a Party against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under Article 5 of this Agreement;

“Third Party Intellectual Property” means any and all Intellectual Property Rights and Technology owned by a third party;

“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel, or any Governmental Authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange;

“Vendor Payment Shares” has the meaning specified in Section 2.8(a);

“Vendor Representative” any Person who satisfies all of the following conditions:

(a)
Is not an Affiliate, director, officer or other employee of the Purchaser, or beneficial owner of 10 percent or more of any class of the equity securities or 10 percent or more of the equity interest in the Purchaser;

(b)
Has such knowledge and experience in financial and business matters that he is capable of evaluating, alone, or together with other Vendor Representatives of the Vendors, or together with the Vendors, the merits and risks of the prospective investment in the Payment Shares;

(c)
Is acknowledged by the applicable Vendor in writing, during the course of the transaction, to be his/her/its Vendor Representative in connection with evaluating the merits and risks of the prospective investment in the Payment Shares; and

(d)
Discloses to the applicable Vendor in writing a reasonable time prior to such Vendor’s acquisition of the Payment Shares any material relationship between himself/herself/itself or his Affiliates and the Purchaser or its Affiliates that then exists, that is mutually understood to be contemplated, or that has existed at any time during the previous two years, and any compensation received or to be received as a result of such relationship; and

“Wallace Doolin” means Wallace Doolin, an individual and former director of the Corporation resident in Dallas, Texas.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)
Accounting Principles – Unless otherwise specified, any reference in this Agreement to “generally accepted accounting principles” is to the generally accepted accounting principles in effect in Canada at the date of determination as recommended in Part II – Accounting Standards for Private Enterprises of the CPA Canada Handbook – Accounting of the Chartered Professional Accountants of Canada and consistently applied.

(b)
Consent – Whenever a provision of this Agreement requires or contemplates the consent or approval of a Party and that approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, that Party will be deemed to have withheld its approval or consent.

(c)	Currency – Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to Canadian currency.

(d)
Gender and Number – In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.

(e)
Headings, etc.  – The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings  and a table of contents are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(f)
Including – In this Agreement, the words “include” or “including” mean “include (or including) without limitations” and the words following “include” or “including” are not to be considered an exhaustive list.

(g)
Knowledge – Where any representation or warranty is expressly qualified by reference to “the knowledge of” or similar words, (i) for each Active Shareholder, it refers to knowledge actually known to, or which after due enquiry and reviewing this Agreement ought to have come to the attention of, the Active Shareholder or the directors, officers or employees of the Active Shareholder, including for certainty Wallace Doolin, or the Corporation, and each Active Shareholder hereby confirms that it has made due inquiries of all those individuals, as applicable; and (ii) for all of the other Vendors, it refers to the knowledge actually known to any one or more of such Vendors, or the directors, officers or employees of such corporate Vendors.

(h)
Performance on Holidays – If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(i)
References to Documents – Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it.

(j)	References to Persons – Unless the context otherwise requires, any reference in this Agreement to a Person includes its successors and permitted assigns.

(k)
References to this Agreement – The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(l)
Statutory References – Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(m)	Time – Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

(n)
Time Periods – Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Atlantic time) on the last day of the period.  If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Atlantic Time) on the next succeeding Business Day.

(o)	Trade Terms – Unless otherwise defined in this Agreement, words or abbreviations which have well-known trade meanings are used in this Agreement with those meanings.

1.3	Schedules and Exhibits

The Schedules and Exhibits form an integral part of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale

Upon the term and subject to the conditions of this Agreement, each of the Vendors hereby sells to the Purchaser, and the Purchaser hereby purchases from each of the Vendors, all of the Purchased Shares owned by each such Vendor free and clear of all Liens whatsoever.

2.2	Closing Deliverables of Vendors

Contemporaneously with the execution of this Agreement, the Vendors shall deliver or cause to be delivered to the Purchaser:

(a)	stock powers and share certificates for the Purchased Shares duly endorsed in blank in proper form for transfer by the applicable Vendor;

(b)	evidence that all necessary steps and proceedings to permit the Purchased Shares to be transferred to the Purchaser or its nominee(s) have been taken;

(c)	evidence that the Stock Option Plan has been duly terminated and is of no further force or effect and that all options issued under the Stock Option Plan have been duly exercised or duly cancelled;

(d)	evidence that the Shareholders’ Agreement has been duly terminated and is of no further force or effect;

(e)
certified copies of (i) the articles and by-laws of the Corporation, (ii) resolutions of the board of directors and/or shareholders of the Corporation authorizing the entering into and completion of the transactions contemplated by this Agreement (as applicable), and (iii) a list of the directors and officers of the Corporation;

(f)
a certificate of status, compliance, good standing or like certificate with respect to each corporate Vendor of the Corporation, issued by the appropriate Governmental Authority in their respective jurisdictions of incorporation;

(g)	the Escrow Agreement signed by each of the Vendors, Wallace Doolin and BCH;

(h)	non-competition, non-solicitation and confidentiality agreement (the “Restrictive Covenant Agreement”) duly executed by Jon McGinley in a form acceptable to the Purchaser;

(i)	employment agreements duly executed by the Corporation with each Key Employee (the “Key Employee Agreements”), in a form acceptable to the Purchaser;

(j)
duly executed resignations and releases in favour of the Corporation and the Purchaser with respect to claims against the Corporation effective as at the Closing of each director and officer of the Corporation (including for certainty, Wallace Doolin) in a form acceptable to the Purchaser and the Corporation;

(k)	releases in favour of the Purchaser and the Corporation from each Vendor with respect to all claims against the Corporation up to the Closing, in a form acceptable to the Purchaser;

(l)	release from BCH in favour of the Purchaser and the Corporation with respect to all claims against the Corporation or the Purchaser, in a form acceptable to the Purchaser;

(m)
an acknowledgement and agreement from each of Wallace Doolin and BCH in favour of the Purchaser and the Corporation with respect to issuance of a portion of the Payment Shares to Wallace Doolin and BCH, in a form acceptable to the Purchaser;

(n)
a direction (the “Direction”) from all of the Vendors with respect to the payment of a portion of the Purchase Price by the issuance of five thousand (5,000) Mobivity Shares to Wallace Doolin, and the payment of a portion of the Purchase Price by the issuance of fifty four thousand, four hundred and seventeen (54,718) Mobivity Shares to BCH, in both cases in satisfaction of debts payable to Wallace Doolin and BCH, as applicable, by the Vendors;

(o)	the corporate seal, minute book or books, share certificate book or books and registers of the Corporation and all other Books and Records; and

all other documentation and evidence reasonably requested by the Purchaser in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement.

2.3	Closing Deliverables of Purchaser

Contemporaneously with the execution of this Agreement, the Purchaser shall deliver or cause to be delivered:

(a)
to Joel Doherty a release of all personal liability he has to BDC Capital, Inc. in respect of the debt obligations of the Corporation to BDC Capital, Inc., including but not limited to the personal guarantee(s) provided by Joel Doherty in support of the Corporation’s debt obligations to BDC Capital, Inc.;

(b)	to the Vendors, evidence that the Corporation’s debt obligations to BDC Capital, Inc. and Atlantic Canada Opportunities Agency have been settled or restructured to the satisfaction of the Purchaser.

2.4	Amount of Purchase Price

Subject to adjustment in accordance with this Article 2, the consideration payable by the Purchaser to the Vendors for the Purchased Shares (the ”Purchase Price”) is one million (1,000,000) Mobivity Shares which will be issued to the Vendors in accordance with Section 2.8.

2.5	Determination of Net Closing Cash

(a)
Within sixty (60) days following the Closing Date, the Purchaser shall prepare, at the Purchaser’s expense, and deliver to the Shareholders’ Representative, a calculation of the Net Closing Cash as at the Closing Date.

(b)
Following receipt of the calculation of the Net Closing Cash, the Shareholders’ Representative will have thirty (30) days to review them (the “Review Period”).  During the Review Period, the Purchaser shall give access, upon every reasonable request, to the Shareholders’ Representative, to the Books and Records and all working papers of the Purchaser created in connection with the preparation of the calculation of the Net Closing Cash, to verify the accuracy, presentation and other matters relating to the preparation of the calculation of the Net Closing Cash.

(c)
The Purchaser and the Vendors shall each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the calculation of the Net Closing Cash.  If a dispute regarding the calculation of the Net Closing Cash is submitted for determination to the Independent Accountant under Section 2.6(b), the fees and expenses of the Parties and the Independent Accountant will be paid in accordance with Section 2.6(b).

2.6	Acceptance or Dispute of the Net Closing Cash

(a)
Following receipt of the calculation of the Net Closing Cash as contemplated by Section 2.5, if the Shareholders’ Representative objects in good faith to any item on the calculation of the Net Closing Cash, the Shareholders’ Representative shall so notify the Purchaser by delivering to the Purchaser a written notice to that effect (the ”Notice of Objection”) prior to the end of the Review Period.  The Notice of Objection must set out the reasons for the objection, the amount in dispute and reasonable details of the calculation of that amount.  If the Shareholders’ Representative does not object to any item on the calculation of the Net Closing Cash, the Shareholders’ Representative may so notify the Purchaser by delivering a written notice to that effect (the ”Notice of Acceptance”).  If the Shareholders’ Representative does not deliver a Notice of Objection or Notice of Acceptance to the Purchaser prior to the end of the Review Period, the Shareholders’ Representative will be deemed to have delivered a Notice of Acceptance to the Purchaser on the last day of the Review Period and the calculation of the Net Closing Cash will be deemed to be final and binding on the Purchaser and each of the Vendors for purposes of the adjustments referred to in Section 2.7.  (For greater certainty, no Party may attempt to dispute, recover, duplicate or adjust any amount which that Party is required to pay or entitled to receive as a result the adjustments referred to in Section 2.7 by making a claim for Damages under Article 5.)

(b)
If the Shareholders’ Representative delivers a Notice of Objection in accordance with Section 2.6(a), the Purchaser and the Shareholders’ Representative shall work expeditiously and in good faith to resolve all of the items in dispute set out in the Notice of Objection within thirty (30) days following delivery of the Notice of Objection.  Any items in dispute that are not resolved by the end of that thirty (30) day period will be submitted by the Parties for determination to an independent accounting firm mutually agreed to by the Purchaser and the Shareholders’ Representative or, if the Purchaser and the Shareholders’ Representative are unable to agree on the independent accounting firm within a further ten (10) day period, to BDO Canada (Bedford office), or if that accounting firm is unable to act, to Bishop and Company Chartered Accountants Inc. In making its determination, the selected accounting firm (the ”Independent Accountant”) will act as expert and not as arbitrator, must only consider the items in dispute submitted to it, and must make reasonable efforts to determine the items in dispute within thirty (30) days following the date of submission.  The determination of the Independent Accountant will be final and binding upon the Parties and will not be subject to appeal, absent manifest error, and the Net Closing Cash as determined by the Independent Accountant will be final and binding for purposes of the adjustments referred to in Section 2.7.  (For greater certainty, no Party may appeal a determination made by the Independent Accountant or attempt to dispute, recover, duplicate or adjust any amount which that Party is required to pay or entitled to receive as a result of that determination or the adjustments referred to in Section 2.7 by making a claim for Damages under Article 5.)  The Purchaser and the Vendors (as a group) shall each pay one-half of the fees and expenses of the Independent Accountant, but shall each bear their own costs in presenting their respective cases to the Independent Accountant.

(c)
Notwithstanding Article 5 and Section 6.7, the procedure set out in this Section 2.6 for resolving disputes with respect to the calculation of the Net Closing Cash is the sole and exclusive method of resolving those disputes, absent manifest error.  However, this Section 2.6(c) will not:

(i)	prohibit any Party from commencing litigation to compel specific performance of this Section 2.6 or to enforce the determination of the Independent Accountant; or

(ii)
prohibit any Party from exercising its rights under Section 5.2 or Section 5.3, as the case may be, if the basis of the dispute could also entitle that Party to make a claim for Damages under clause 5.2(a)(i) or 5.3(a)(i), as the case may be, and (a) that claim is not discovered until after the delivery of the calculation of the Net Closing Cash under Section 2.5(a), or (b) that claim involves the fraudulent act or fraudulent misrepresentation of any other Party.

2.7	Post-Closing Adjustments

(a)
The Purchase Price will be adjusted if the Net Closing Cash, as finally determined in accordance with Section 2.6, is less than negative Eighty Five Thousand Dollars ($-85,000) (i.e. results in a greater negative amount), the Purchase Price will be decreased, dollar for dollar, by the amount of the difference. The amount by which the Net Closing Cash, as finally determined in accordance with Section 2.6, is less than $-85,000, is referred to as the ”Post-Closing Adjustment Amount”.

(b)
If the Net Closing Cash, as finally determined in accordance with Section 2.6, is less than $-85,000, the Vendors shall, within five (5) days of the date on which the Net Closing Cash is finally determined in accordance with Section 2.6, forfeit, in accordance with the Vendor Allocation and the Escrow Agreement that number of Payment Shares that are held pursuant to the Escrow Agreement as are equal, determined based on volume weighted average trading price of Mobivity Shares for the ten (10) days prior to the date of forfeiture, to the Post-Closing Adjustment Amount together with interest on that amount calculated from the Closing Date to the date of forfeiture at the Prime Rate.

2.8	Payment of Purchase Price

(a)	The Purchase Price will be paid and satisfied, subject to adjustment in accordance with this Article 2, as follows:

(i)
at Closing, the Purchaser shall pay a portion of the Purchase Price to the Vendors through the issuance of nine hundred and forty thousand, five hundred and eighty three (940,282) Mobivity Shares (the “Vendor Payment Shares”) to the Vendors (in the aggregate, and not individually) to be deposited with the Escrow Agent in accordance with the escrow terms set out in Section 2.9, which Payment Shares will be allocated among the Vendors in accordance with the allocation set out on Schedule 2.8 (the “Vendor Allocation”);

(ii)
at Closing, in accordance with the Direction, the Purchaser shall pay a portion of the Purchase Price to the Vendors through the issuance of five thousand (5,000) Mobivity Shares (the “Doolin Payment Shares”) to Wallace Doolin to be deposited with the Escrow Agent in accordance with the escrow terms set out in Section 2.9;

(iii)
at Closing, in accordance with the Direction, the Purchaser shall pay the balance of the Purchase Price to the Vendors through the issuance of fifty four thousand, four hundred and seventeen (54,718) Mobivity Shares (the “BCH Payment Shares”, and together with the Vendor Payment Shares and the Doolin Payment Shares, the “Payment Shares”) to BCH to be deposited with the Escrow Agent in accordance with the escrow terms set out in Section 2.9; and

(iv)
on the date that the Post-Closing Adjustment Amount is finally determined in accordance with Section 2.6, the Vendors shall pay the Post-Closing Adjustment Amount, if any, in accordance with Section 2.7.

(b)
Schedule 2.8 shall also specify for each Vendor, Wallace Doolin and BCH the following information: (a) name; (b) residential address; (c) social insurance number (for natural persons); and (d) corporate and tax identification numbers (for corporate entities and trusts).

(c)
The Purchaser, the Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Person, such amounts as the Purchaser, the Corporation or the Escrow Agent is required to deduct and withhold with respect to any such deliveries and payments under Applicable Laws. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

(d)
The Payment Shares to which the Vendors, Wallace Doolin and BCH are entitled to receive shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933 (Federal Statute of the United States of America), as amended (the “Securities Act”).  All Payment Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) of the Securities Act (and the rules and regulations promulgated thereunder).  Certificates representing the Payment Shares to be issued hereunder following release from the Escrow Fund shall bear a restrictive legend in substantially the following form: The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

2.9	Escrow Arrangements

Concurrently with the execution and delivery of this Agreement, the Purchaser, Greenberg Traurig LLP (the “Escrow Agent”), each Vendor, Wallace Doolin and BCH will enter into an escrow agreement (the “Escrow Agreement”) in the form agreed to prior to Closing, to be effective as of Closing. As promptly practicable after the Closing, the Purchaser shall deposit the Payment Shares (the “Escrow Fund”) with the Escrow Agent pursuant to the Escrow Agreement. The Escrow Fund shall be withheld from the Vendors, Wallace Doolin and BCH as provided for herein. The Escrow Fund shall constitute security solely for the indemnification obligations of the Vendors under this Agreement, including but not limited to section 2.7(b), and shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement. As promptly as practicable after the date that is eighteen (18) months following the Closing Date (the "Escrow Release Date"), the Escrow Agent shall promptly release to the Vendors, Wallace Doolin and BCH (and in all cases subject to the provisions of Article 5 of this Agreement and the Escrow Agreement) the Escrow Fund in accordance with the Escrow Agreement, subject to any reduction resulting from payments made or potentially to be made pursuant to claims for indemnification, and obligations under section 2.7(b), made prior to the Escrow Release Date in satisfaction of the Vendors’ indemnification obligations for Damages, as described in Article 5 of this Agreement and obligations under section 2.7(b). Any reduction to the Escrow Fund pursuant to claims for indemnification made prior to the Escrow Release Date shall be in accordance with the Vendor Allocation, subject to Section 5.14. Notwithstanding anything to the contrary herein, no fraction of a Payment Share shall be released from the Escrow Fund and all releases of Payment Shares shall be rounded down to the nearest whole Escrow Share.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Active Shareholders

Each of the Active Shareholders represents and warrants to the Purchaser as set out in this Section 3.1 and acknowledges that the Purchaser is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it.  No investigations made by or on behalf of the Purchaser will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Active Shareholders.

(1)	Incorporation and Qualification of the Corporation

The Corporation is a corporation amalgamated and existing under the laws of Nova Scotia and has the corporate power and capacity to own, lease, use and operate its property, carry on the Business as now being conducted by it and enter into and perform its obligations under this Agreement.  The Corporation is registered, licensed or otherwise qualified to carry on the Business and is in good standing in Province of Nova Scotia, which are all of the jurisdictions in which the nature of the Business or the property or assets owned or leased by the Corporation makes that qualification necessary or where the Corporation owns or leases any material properties or assets or conducts any material business.

(2)	No Solvency or Reorganization Proceedings

No proceedings have been taken or authorized by any Active Shareholder, the Corporation or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to the Corporation nor, to the knowledge of any Active Shareholder, have any such proceedings been threatened by any other Person.

(3)	Authorization of Sale

Each Active Shareholder hereby represents on their own behalf (and not on behalf of any other Active Shareholder) that (i) such Active Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement to which the Active Shareholder is a party, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of such Active Shareholder; (iii) this Agreement has been, duly and validly executed and delivered by such Active Shareholder; (iv) this Agreement constitutes the legal, valid and binding obligations upon such Active Shareholder, enforceable against that Active Shareholder in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

(4)	Authorized and Issued Capital

The authorized capital of the Corporation consists of an unlimited number of Common Shares, an unlimited number of Class A Preferred Shares, an unlimited number of Class B Preferred Shares and 47,502 Class ISOP Preferred Shares, of which the Purchased Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable shares.  All of the Purchased Shares have been issued in compliance with Applicable Laws, including securities laws and the sale of the Purchased Shares, to the knowledge of the Active Shareholders, to the Purchaser will be made in compliance with Applicable Laws.

(5)	Title to Purchased Shares

The Purchased Shares represent all of the issued and outstanding shares of the Corporation, all of which are owned by the Vendors as the registered and beneficial owners as set forth in Schedule 3.1(4).  The Purchased Shares are not and are not deemed to be (and will not be and will not be deemed to be as of the Closing), “taxable Canadian property” for the purposes of the Tax Act.

(6)	No Other Agreements or Options

Except for the Purchaser’s right in this Agreement, at Closing, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for (i) the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation; or (ii) other than in the ordinary course of business, the purchase or other acquisition from the Corporation of any of its undertaking, property or assets. Without limiting the foregoing, the Stock Option Plan has been duly terminated and is of no further force or effect, and each option granted under the Stock Option Plan has been duly exercised or duly cancelled.

(7)	No Conflicts

Except the Consents described in Schedule 3.1(9) to the knowledge of the Active Shareholders, the execution and delivery of and performance by the Vendors of this Agreement do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)
result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Corporation to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Corporation; or

(ii)
any agreement, contract or commitment, written or oral, to which the Corporation is a party, under which the Corporation has rights or obligations or by which any of the property or assets of the Corporation may be affected;

(b)
result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by the Corporation or necessary to the ownership of the Purchased Shares or the operation of the Business;

(c)	result in the violation of any Applicable Law;

(d)	cause the Corporation to lose any rights to a government grant or tax credit or refund; or

(e)	result in the creation of any Lien on the Purchased Shares or any of the property or assets of the Corporation.

(8)	Required Regulatory Approvals

There is no requirement on the part of the Corporation to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation under any Contract, Order or License after Closing.

(9)	Required Consents

There is no requirement on the part of the Corporation to obtain any Consent in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation under any Contract, Order or License after Closing, except for the Consents described in Schedule 3.1(9).

(10)	Corporate Records

The minute books of the Corporation and other corporate records made available to the Purchaser for review have been maintained in accordance with Applicable Laws and include:

(a)	complete and accurate copies of the articles of the Corporation;

(b)	complete and accurate copies of all by-laws of the Corporation, all of which were duly enacted and are in full force and effect;

(c)	complete and accurate minutes of all meetings of the Corporation’s shareholders, directors and committees of directors since incorporation, which meetings were duly called and held;

(d)	complete and accurate copies of all resolutions in writing passed by the Corporation’s shareholders, directors and committees of directors since incorporation, which resolutions were duly passed; and

(e)	the share certificate book, securities register, register of transfers, register of directors and register of officers of the Corporation, each of which is complete, accurate and current.

All corporate proceedings and actions reflected in the minute books of the Corporation have been conducted or taken in accordance with Applicable Laws, the articles of the Corporation and all by-laws of the Corporation.  There are no shareholders’ agreements or unanimous shareholders’ agreements governing the affairs of the Corporation or the relationship, rights and duties of its shareholders or directors nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation.

(11)	Dividends and Distributions

Since December 31, 2014, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares (or been deemed under the Tax Act to have done so) and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares or agreed to do so.

(12)	Intentionally Deleted

(13)	Business Carried on in Ordinary Course

Since December 31, 2014, the Corporation has carried on the Business in the ordinary course, consistent with past practice.  Without limiting the generality of the foregoing, since, December 31, 2014 the Corporation has not:

(a)	sold or otherwise disposed of any of its assets except for inventory sold in the ordinary course of business;

(b)	incurred or assumed any obligation or liability of any nature whatsoever other than current liabilities incurred in the ordinary course of business;

(c)
discharged any Lien or paid any secured or unsecured obligation or liability of any nature whatsoever other than current liabilities incurred in the ordinary course of business, or scheduled payments under Contracts;

(d)	created or permitted to exist any Lien on any of its assets other than a Permitted Lien;

(e)	made any capital expenditure other than in the ordinary course of business;

(f)	suffered any extraordinary loss, whether or not covered by insurance;

(g)	made any change to the method of billing customers or the credit terms made available to customers;

(h)	made any change to any method of management, operation or accounting in respect of the Business;

(i)	waived or cancelled any material rights or claims;

(j)	compromised or settled any Legal Proceeding pending against it, the Business or any of its assets;

(k)	written off any accounts receivable other than in the ordinary course of business;

(l)	hired or dismissed any Employees;

(m)	increased the rate of wages, salaries or bonuses of any Employees except as required under the terms of any Contract;

(n)	increased the benefits to which Employees and former employees are entitled under any Employee Benefit Plan or created any new Employee Benefit Plan;

(o)	entered into, modified, amended or terminated any Contract or waived or released any rights under any Contract, other than in the ordinary course of business;

(p)	terminated, discontinued, closed or disposed of any plant, facility or business operation; or

(q)	authorized, agreed or become bound to do any of the foregoing.

(14)	Compliance with Applicable Laws

The Corporation has conducted and is conducting the Business and operates and maintains the properties and assets used in the Business in compliance with Applicable Laws, the Corporation has not received any notice of any alleged violation of any Applicable Law that has not been remedied or rectified and, to the knowledge of any Active Shareholder, there are no facts that could give rise to a notice of non-compliance by the Corporation with any Applicable Law.

(15)	Required Licenses

The Corporation possesses all Licenses required under Applicable Laws to conduct the Business and to own, use and operate the properties and assets used in the Business.  Schedule 3.1(15) is a complete and accurate list of all those Licenses.  True and complete copies of all Licenses listed in Schedule 3.1(15) have been made available to the Purchaser for inspection, those Licenses are valid and subsisting and in good standing, there is no default under any of them, and no proceeding is pending or threatened and no grounds exist to revoke or amend any of them.  None of those Licenses contains any burdensome term, provision, condition or limitation which has or could have an adverse effect on the Corporation or the Business.

(16)	No Material Adverse Change

Since December 31, 2014, there have been no changes in the Business or any of the assets, operations, affairs, prospects or condition (financial or otherwise) of the Corporation, in each case other than changes in the ordinary course of the Business, which do not, individually or in the aggregate, constitute a Material Adverse Change.

(17)	Books and Records

All Books and Records have been properly, fully and accurately kept in all material respects and in accordance with Applicable Laws and contain full and accurate records of all matters relating to the Business.  All financial transactions relating to the Business have been accurately recorded in the Accounting Records in accordance with generally accepted accounting principles.  No Books and Records are in the possession or control of, recorded, stored, maintained by, or otherwise dependent on, any other Person.

(18)	Financial Statements

The Financial Statements have been prepared in accordance with generally accepted accounting principles (subject to usual year-end adjustments in the case of the Interim Financial Statements) and present fully, fairly and accurately:

(a)	the assets, liabilities and financial condition of the Corporation; and

(b)	the revenues, earnings and results of operations of the Corporation,

in each case as of the date and throughout the period indicated.  True, correct and complete copies of the Audited Financial Statements and the Interim Financial Statements are attached as Schedule 3.1(18).

(19)	Non-Arm’s Length Transactions

Except as disclosed in Schedule 3.1(19):

(a)	no Interested Person is indebted to the Corporation nor is the Corporation indebted to any Interested Person;

(b)	the Corporation is not a party to any Contract with any Interested Person other than Contracts of employment;

(c)	no Interested Person owns, directly or indirectly, in whole or in part, any property that the Corporation uses in the operation of the Business;

(d)
no Interested Person has any cause of action or other claim against the Corporation in connection with the Business, other than for accrued expense reimbursements, vacation pay and benefits under the Employee Benefit Plans; and

(e)	since December 31, 2014 no payment has been made to any Interested Person, other than in the ordinary course of business.

(20)	No Liabilities

The Corporation has no liabilities of any nature whatsoever and no event has occurred or circumstance exists which may give rise after Closing to any liability of any nature whatsoever, except for, in either case:

(a)	liabilities related to the post-closing obligations of the Corporation that are set out on Schedule 3.1.(20);

(b)	liabilities incurred in the ordinary course of business, which are set out on Schedule 3.1.(20) and do not in the aggregate exceed $30,000 as at the Closing; or

(c)	liabilities owing under the debt obligations of the Corporation to BDC Capital, Inc. and Atlantic Canada Opportunities Agency, which liabilities are set out on Schedule 3.1.(20).

(21)	Debt Instruments

Except as disclosed in Schedule 3.1(21), the Corporation is not a party to or bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument, and no Debt Instrument or Lien which the Corporation is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.  True and complete copies of all Contracts relating to the Debt Instruments listed in Schedule 3.1(21), including any amendments to those Contracts, have been made available to the Purchaser for inspection, those Contracts are in full force and effect and in good standing with no amendments except as disclosed in Schedule 3.1(21) and there are no outstanding defaults or violations under any of those Contracts on the part of the Corporation or, to the knowledge of any Active Shareholder, on the part of any other party to those Contracts.  Except as disclosed in Schedule 3.1(21), there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Contracts listed in Schedule 3.1(21)

(22)	Government Assistance

Schedule 3.1(22) is a complete and accurate list of all agreements, loans and other funding arrangements and assistance programs from any Governmental Authority (“Government Assistance Programs”) which are outstanding in favour of the Corporation. True and complete copies of all documents relating to the Government Assistance Programs have been made available to the Purchaser for inspection. The Corporation has performed all of its obligations under the Government Assistance Programs, and no default on the part of the Corporation exists under any Government Assistance Programs.

(23)	Guarantees

The Corporation has not given nor agreed to give, nor is it a party to or bound by or subject to any Guarantee.

(24)	Banking Information and Powers of Attorney

Schedule 3.1(24) is a complete and accurate list of (i) the name and location (including municipal address) of each bank, trust company or similar institution in which the Corporation has an account or safe deposit box, the number or designation of each such account and safe deposit box and the name of each Person authorized to draw thereon or have access thereto; and (ii) the name of each Person holding a power of attorney from the Corporation, if any, and a summary of its terms.  True and complete copies of all powers of attorney listed in Schedule 3.1(24) have been made available to the Purchaser for inspection.

(25)	Title to the Assets

Except for any Licensed IP, any Leased Property and any leased personal property that is the subject of any Equipment Lease, the Corporation is the sole beneficial (and where its interests are registered, the sole registered) owner of all the property and assets (whether real, personal or mixed and whether tangible or intangible) used by it in connection with the Business or reflected in the Books or Records as being owned by the Corporation, with good title thereto, free and clear of all Liens other than Permitted Liens.

(26)	Sufficiency and Condition of Assets

The assets owned, licensed or leased by the Corporation constitute all of the property and assets necessary to carry on the Business as it is currently carried on, are free of material defects and include all proprietary rights, Intellectual Property Rights and other property and assets, tangible and intangible, used in connection with the Business.  All tangible assets used in the Business are in good operating condition and in a state of good repair and maintenance, except only for reasonable wear and tear.  All tangible assets used in the Business, other than inventory, motor vehicles and equipment in transit, are located on the Leased Property.

(27)	Leases and Leased Property

(a)
Schedule 3.1(27) is a complete and accurate list of all of the Leases.  True and complete copies of all of the Leases, including any amendments to those Leases, have been made available to the Purchaser for inspection.

(b)
The Leases are in full force and effect and in good standing with no amendments except as disclosed in Schedule 3.1(27).  Except as disclosed in Schedule 3.1(27), there are no current or pending negotiations with respect to the renewal, surrender, repudiation or amendment of any of the Leases listed in Schedule 3.1(27).

(c)
All payments required to be made by the Corporation under the Leases have been paid, there are no outstanding defaults or violations under any of those Leases on the part of the Corporation or, to the knowledge of any Active Shareholder, on the part of any other party to any of those Leases, there are no disputes between the Corporation and any other party to any of those Leases, and the Corporation has not sublet, assigned, licensed or otherwise conveyed any rights in the Leases or the Leased Property to any other Person.

(28)	Real Property Generally

(a)
The Corporation does not own or have any interest in, nor is the Corporation a party to or bound by or subject to any option or other Contract respecting, any real or immoveable property other than the Leased Property.

(b)
All of the plant, buildings, structures, erections, improvements, appurtenances and fixtures (in this Subsection 3.1(28), “buildings and structures”) situated on or forming part of the Leased Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Corporation has adequate rights of ingress and egress to and from all of the buildings and structures for the operation of the Business in the ordinary course.

(c)
Except as disclosed in Schedule 3.1(28), none of the buildings and structures situated on or forming part of the Leased Property, or the operation or maintenance thereof, violates any restrictive covenant or any Applicable Law or encroaches on any property owned by others.

(d)	The Leased Property and the current uses thereof by the Corporation comply in all respects with Applicable Laws.

(e)
No alterations, repairs, improvements or other work have been ordered, directed or requested in writing under any Applicable Law by any Person with respect to the Leased Property or the buildings and structures or with respect to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, which alteration, repair, improvement or other work has not been completed.

(f)
There is nothing owing by the Corporation in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water, or other utilities (except for current accounts the payment dates of which have not yet passed).

(g)
No part of the Leased Property has been taken or expropriated by any Tribunal or other body having power of expropriation, nor has any Legal Proceeding or notice in respect of any such expropriation been commenced, given or threatened.

(29)	Equipment Leases

Schedule 3.1(29) is a complete and accurate list of all of the Equipment Leases. True and complete copies of all Equipment Leases listed in Schedule 3.1(29), including any amendments to those Equipment Leases, have been made available to the Purchaser for inspection, those Equipment Leases are in full force and effect and in good standing with no amendments except as disclosed in Schedule 3.1(29), and there are no outstanding defaults or violations under any of those Equipment Leases on the part of the Corporation or, to the knowledge of any Active Shareholder, on the part of any other party to any of those Equipment Leases.  Except as disclosed in Schedule 3.1(29), there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Equipment Leases listed in Schedule 3.1(29).  The entire interest of the Corporation under each of the Equipment Leases is held by the Corporation free and clear of all Liens other than Permitted Liens and all payments due under the Equipment Leases have been duly and punctually paid.

(30)	Material Contracts

Except for the Contracts listed in Schedule 3.1(30) (the ”Material Contracts”), the Corporation is not a party to or bound by:

(a)	any distributor, sales, advertising, agency or manufacturer’s representative Contract;

(b)	any continuing Contract for the purchase of materials, supplies, equipment or services involving more than $10,000 over the life of the Contract;

(c)
any Debt Instrument or any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally acceptable accounting principles;

(d)	any Contract for capital expenditures in excess of $10,000;

(e)	any Contract under which the Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(f)	any confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obligor thereunder) relating to any proprietary or confidential information;

(g)
any non-competition, non-solicitation or similar Contract limiting the freedom of the Corporation to compete in any line of business or any geographic area, acquire or sell goods or services or establish the prices for its goods or services;

(h)	any Contract that expires, or may expire if the same is not renewed or extended at the option of any Person other than the Corporation, more than one (1) year after the date of this Agreement;

(i)	any commitment for charitable contributions;

(j)	any material quotations, orders or tenders for Contracts which remain open for acceptance;

(k)	any Contract entered into by the Corporation other than in the ordinary course of business; or

(l)	any Contract that is material to the Business.

True and complete copies of all the Material Contracts listed in Schedule 3.1(30), including any amendments to those Material Contracts, have been made available to the Purchaser for inspection.  The Material Contracts listed in Schedule 3.1(30) are in full force and effect and in good standing with no amendments except as disclosed in Schedule 3.1(30) and there are no outstanding defaults or violations under any of those Material Contracts on the part of the Corporation or, to the knowledge of any Active Shareholder, on the part of any other party to any of those Material Contracts.  Except as disclosed in Schedule 3.1(30), there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Material Contracts listed in Schedule 3.1(30).  The Corporation has the capacity, including the necessary personnel, equipment and supplies, to perform its obligations under the Material Contracts.

(31)	Accounts Receivable

The accounts receivable due or accruing to the Corporation: (a) are reflected in the Financial Statements and the Accounting Records, (b) arose in the ordinary course of the Business, (c) are bona fide and, (d) subject to a reasonable allowance for doubtful accounts that has been reflected in the Financial Statements and Accounting Records in accordance with generally accepted accounting principles, are collectible without defence, set-off or counterclaim.

(32)	Intellectual and Industrial Property

(a)
Title to Company Owned Intellectual Property. All Company Owned Intellectual Property is owned exclusively by the Corporation free and clear of all Liens, other than Permitted Liens. The Corporation has the exclusive right to bring a claim or suit against any other Person for infringement or misappropriation of the Company Owned Intellectual Property. The Corporation has not transferred ownership of, or agreed to transfer ownership of, or permitted any Person to, retain, any exclusive rights, or joint ownership of, any Intellectual Property Rights that are or were Company Owned Intellectual Property to any other Person or permitted any rights of the Corporation that are or were material Company Owned Intellectual Property to enter the public domain. There has not been and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any other Person.

(b)
Company Registered IP. Schedule 3.1(32) lists a true and complete list of all Registered IP owned or purported to be owned by, filed in the name of, or licensed exclusively to, the Corporation (“Company Registered IP”), indicating for each item the registration or application number and the applicable jurisdiction. Each item of Company Registered IP is and at all times has been in compliance with all Applicable Laws (including payment of filing, examination and maintenance fees and proofs of use), is valid, subsisting and enforceable, and there are no facts or circumstances that would render any Company Registered IP invalid or unenforceable. No application for a Patent or a material Copyright, mask work, or Trademark registration or any other type of material Company Registered IP filed by or on behalf of the Corporation at any time during the last five (5) years has been abandoned, allowed to lapse, or rejected. The Corporation and its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authority with respect to all Patents included in the Company Registered IP. The Company has not engaged in Patent or Copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP. No Trademark owned, used, or applied for by the Corporation conflicts or interferes with any Trademark owned, used, and applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material Trademark owned, used, or applied for by the Corporation. All necessary maintenance and renewal fees currently due in connection with Company Registered IP have been made, and all necessary documents, recordations and certifications in connection with such Company Registered IP have been filed, with the relevant patent, copyright, trademark or other authorities in the applicable jurisdictions, as the case may be, for the purpose of prosecuting and maintaining such Company Registered IP. Except as set forth in Schedule 3.1(32), there are no actions that are required to be taken by the Corporation within one hundred and eighty (180) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of perfecting, maintaining, or renewing any Company Registered IP.

(c)
Employees. All rights in, to and under all Intellectual Property Rights and Technology created by the Corporation’s employees or founders for or on behalf of the Corporation, if any (i) prior to the inception of the Corporation or (ii) prior to their commencement of employment with the Corporation have been duly and validly assigned to the Corporation and the Corporation has no reason to believe that any such Person is unwilling to provide the Corporation with such cooperation as may reasonably be required to complete and prosecute all appropriate patent and copyright filings related thereto.

(d)
Invention Assignment and Confidentiality Agreement. In each case in which the Corporation has engaged any consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Intellectual Property Rights or Technology for or on behalf of the Corporation (each an “Author”), the Corporation has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from the Author in the form of the Corporation’s standard form of employee proprietary information agreement containing any assignment or license of Intellectual Property Rights (the “Employee Proprietary Information Agreement”) or the Corporation’s standard form of professional services, outsourced development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property Rights (the “Consultant Proprietary Information Agreement”), as applicable, copies of which have been provided to the Purchaser. No Author has retained any ownership rights in any Intellectual Property Rights or Technology developed by such Author for the Corporation and the Corporation has obtained from such Authors a waiver of all waivable non-assignable rights, including moral rights. The Corporation has made available to Purchaser copies of all such forms currently and historically used by the Corporation.  Schedule 3.1(32) accurately identifies as of the date of this Agreement each Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement containing any assignment or license of Intellectual Property Rights that deviates in any material respect from the corresponding standard form agreement made available to Purchaser.

(e)
No Violation. No current or former employee, consultant, advisor or independent contractor of the Corporation: (i) is in violation of any material term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Corporation or using Trade Secrets or proprietary information of others without permission; or (ii) has developed any Technology for the Corporation that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any other Person any rights (including Intellectual Property Rights) in or to such Technology.

(f)
Confidential Information. The Corporation has taken reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any other Person to the Corporation (“Confidential Information”). All current and former Employees and any other Person having access to Confidential Information have executed and delivered to the Corporation a written legally binding agreement sufficient to protect such Confidential Information. The Corporation has implemented and maintains reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps consistent with (or exceeding) industry practices of companies offering similar services to safeguard the Confidential Information, Personal Information and Customer Data, and information technology systems utilized in the operation of the business of the Corporation, from unauthorized or illegal access and use. There has been no breach of security or unauthorized access by third parties to such information technology systems utilized in the operation of the business of the Corporation or the Confidential Information, Personal Information or Customer Data. The Corporation has at all times complied with all requirements of each credit card issuer and network or other payment system for which the Corporation processes transactions or receives or stores cardholder or member information.

(g)
Non-Infringement. The Corporation has not brought any action, suit or proceeding against any other Person for infringement or misappropriation of any Intellectual Property Rights. The Company Products, and the operation of the business of the Corporation, including the design, development, manufacture, coding, use, sale, provision, offer to sell and distribution of any Company Products, has not and is not infringing, misappropriating or violating and will not infringe, misappropriate or violate when conducted in substantially the same manner by the Purchaser following the Closing, the Intellectual Property Rights of any other Person, has not and does not violate any right of any Person (including any right to privacy or publicity), or has not and does not constitute unfair competition or trade practices under the any Applicable Laws. No claim or action has been brought or asserted against the Corporation by, and the Corporation has not received notice or any other overt threats, including indemnification claims, from any other Person (nor does any Active Shareholder have knowledge of any reasonable basis therefor), (i) challenging the Intellectual Property Rights of the Corporation, (ii) inviting the Corporation to license such other Person’s Intellectual Property Rights, or (iii) claiming that any Company Product or the operation of the Corporation’s business, infringes or misappropriates the Intellectual Property Rights of any other Person, violates the rights of any other Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under any Applicable Laws (nor does any Active Shareholder have knowledge of any reasonable basis therefor). There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Company Intellectual Property Agreements set forth on Schedule 3.1(32), that do or may: (x) restrict the rights of the Corporation to use, transfer, license or enforce any of its Intellectual Property Rights, (y) restrict the conduct of the business of, including any payments by or conditions on, the Corporation in order to accommodate a third party’s Intellectual Property Rights, or (z) grant any other Person any right with respect to any Company Owned Intellectual Property, other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted in the ordinary course of business consistent with past practice.

(h)
Licenses; Agreements. Schedule 3.1(32) sets forth a complete and accurate list of all Contracts under which the Corporation grants to any other Person any rights under or with respect to any Company Owned Intellectual Property or Company Product (each an “Outbound License Agreement”), other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted by the Corporation to the Corporation’s customers in the ordinary course of business (collectively, “Ordinary Course Out-Licenses”). Except for Outbound License Agreements set forth in Schedule 3.1(32) and Ordinary Course Out-Licenses, the Corporation has not granted any options, licenses or agreements of any kind relating to any Company Owned Intellectual Property or Company Products, including any covenant or other provision that in any way limits or restricts the ability of the Corporation to use, assert, enforce, or otherwise exploit any Company Owned Intellectual Property or Company Products anywhere in the world. Schedule 3.1(32) sets forth a complete and accurate list of all Contracts under which any other Person grants to the Corporation any rights under or with respect to any Intellectual Property Rights included in or used in (i) the development of Company Products, or (ii) the operation of the Corporation’s business (each, an “Inbound License Agreement”), other than licenses for commercially available “off-the-shelf” software licensed to the Corporation in object code form (“Shrink-Wrap Licenses”), licenses of Open Source Materials, non-disclosure agreements, evaluation licenses and standard licenses granted to the Corporation that are contained in the Corporation’s Ordinary Course Out-Licenses in the ordinary course of business (collectively, “Ordinary Course In-Licenses”).

(i)	Company Intellectual Property Agreements. All Company Intellectual Property Agreements are in full force and effect. With respect to the Company Intellectual Property Agreements:

(i)
The Corporation is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement), and, to the knowledge of the Active Shareholders, all other parties are not, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreements, or give any counterparty to any Company Intellectual Property Agreement the right to do any of the foregoing; provided that the foregoing representations and warranties shall not be deemed breached by the operation of any Contract either (A) to which Purchaser or any of its Affiliates is a party prior to the Closing or (B) that is entered into after the Closing.

(ii)
At the Closing, the Corporation will be permitted to exercise all of the Corporation’s rights under the Company Intellectual Property Agreements to the same extent the Corporation would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Corporation would otherwise be required to pay; provided that the foregoing representations and warranties shall not be deemed breached by the operation of any Contract either (A) to which Purchaser is a party prior to the Closing or (B) that is entered into after the Closing.

(iii)
There are no disputes involving the Corporation or any contractors, consultants, employees, founders, officers or directors of the Corporation regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Corporation thereunder.

(iv)
No Company Intellectual Property Agreement requires the Corporation to return or refund any amounts paid to it, or grant any credit to any other Person, or pay any liquidated damages or penalties in the event of any breach of any warranty or any failure of the Corporation to perform under such Corporation Intellectual Property Agreement.

(v)
No other Person that has licensed Intellectual Property Rights to the Corporation has retained ownership of, or license rights under, any Intellectual Property Rights in or to improvements or derivative works made by the Corporation in such Third Party Intellectual Property.

(j)
No Conflict. Neither this Agreement nor the transactions contemplated by this Agreement will result in, by the terms of such Contracts: (i) Purchaser or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to Purchaser or any of its Affiliates, or (ii) Purchaser or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses.

(k)
Software; Source Code. The Corporation has not disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products under binding written agreements that prohibit use or disclosure except in the performance of services for the Corporation. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Corporation of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products under binding written agreements that prohibit use or disclosure except in the performance of services for the Corporation. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to any other Person of any Company Source Code; provided that the foregoing representations and warranties shall not be deemed breached by the operation of any Contract either (i) to which Purchaser or any of its Affiliates is a party prior to the Closing or (ii) that is entered into after the Closing. The software used by the Corporation in the provision of any Company Product: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize the related technology; and (ii) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent. The Corporation has implemented procedures consistent with standard industry practices to ensure that each Company Product and any software included in the Company Owned Intellectual Property are free from viruses, disabling or other malicious codes. The Company Products and the software included in the Company Owned Intellectual Property do not contain any errors or bugs that adversely affect, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Products or software included in the Company Owned Intellectual Property. None of the software used in the provision of any Company Product fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(l)
Open Source Software.  Schedule 3.1(32) lists any licenses for Open Source Materials pursuant to which any Company Products are made available by the Corporation to any Person.  Schedule 3.1(32) lists all Open Source Materials included in, combined with, or used in the delivery of, any Company Product or other Company Owned Intellectual Property, as the case may be, and identifies each relevant license for such Open Source Materials and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Corporation). With respect to Open Source Materials that are or have been included in, combined with, or used by the Corporation in connection with any Company Product, the Corporation has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. Except as set forth in Schedule 3.1(32), there are no Open Source Materials included in, or distributed with, any Company Products or other Company Owned Intellectual Property, which subject such Company Products or other Company Owned Intellectual Property to the terms of the license agreement to which such Open Source Materials are subject, including in such a way that creates, or purports to create obligations for the Corporation with respect thereto or grants, or purport to grants, to any other Person, any rights or immunities thereunder (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(m)
Sufficiency. The Corporation owns or otherwise has the right to use all Intellectual Property Rights and Technology used in or necessary for the conduct of the business of the Corporation as currently conducted or as currently proposed by the Corporation to be conducted, including the design, development, manufacture, coding, license, sale, provision, maintenance and support, and use, of all Company Products currently under development or in production. The Company Owned Intellectual Property, together with the Third Party Intellectual Property licensed pursuant to the Inbound License Agreements, Shrink-Wrap Licenses and other Ordinary Course In-Licenses, constitutes all of the Intellectual Property Rights and Technology used in or necessary for the conduct of the business of the Company as currently conducted or as proposed by the Corporation to be conducted.

(n)
Effect of Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, by operation of any Contracts to which Corporation is a party, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Owned Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Company Intellectual Property Agreements; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Owned Intellectual Property; or (iv) a consent right that could prevent the transfer of, or diminution of rights to use, any Customer Data or any Personal Information.

(o)
Privacy and Data Security.  Schedule 3.1(32) identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Information and Customer Data maintained by or for Corporation at any time, the types of Personal Information and Customer Data in each such database, the means by which the Personal Information and Customer Data was collected, and the security policies that have been adopted and maintained with respect to each such database. The Corporation has established privacy policies which are in conformance with reputable industry practice and all Applicable Laws. At all times since inception, the Corporation has provided accurate notice of its privacy practices on all of its websites (and through client-side and web interface products) and these notices have not contained any material omissions of the Corporation’s privacy practices and have not been misleading, deceptive, or in violation of Applicable Laws. The Corporation has complied with and is in compliance with all Applicable Laws, all rules, policies, and requirements of self-regulatory organizations, and its internal and external privacy policies, and with any contractual obligations and consumer-facing statements on its Web site and in any marketing or promotional materials relating to its use, collection, retention, storage, disclosure, transfer, disposal, and other processing of any Personal Information and Customer Data, and the execution, delivery and performance of this Agreement will not result in a breach or violation of any of the foregoing. The Corporation has obtained all consents necessary from providers of Customer Data and Personal Information (a) to collect and use such Customer Data and Personal Information in the conduct of the Corporation’s business as currently conducted and as proposed by Corporation to be conducted and (b) to transfer such Customer Data and Personal Information to Purchaser. The Corporation has not received, and there has been no, complaint to any Governmental Authority, or any audit, proceeding, investigation (formal or informal), or claim against, the Corporation or any of its customers (in the case of customers, to the extent relating to the Company Products) by any private party or any Governmental Authority, regarding the collection, use, retention, storage, transfer, disposal, disclosure or other processing of Personal Information or Customer Data.

(p)
Social Media Presence. Schedule 3.1(32) identifies and describes each distinct social media presence maintained by or for the Corporation at any time, and the passwords and other account management information with respect to each such social media presence.

(33)	Inventories

The inventories of the Corporation consist solely of items of property of the kind and quality regularly used or produced in the Business and are of market value quality, are saleable or re-saleable (or useable) in the ordinary course of business for the purpose for which they were intended and are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date of this Agreement in accordance with normal business practice.

(34)	Investments

(a)
The Corporation has no subsidiary and does not own nor has it agreed to acquire, directly or indirectly, any shares or securities convertible into shares in the capital of any other body corporate or any equity or ownership interest in any other business or Person.

(b)
The Corporation is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

(c)	The Corporation is not subject to any obligation to provide funds to or to make any investment in any business or Person by way of loan, capital contribution or otherwise.

(35)	Customers and Suppliers

Schedule 3.1(35) contains a list of the major customers and suppliers of the Business (being those customers and suppliers of the Corporation each accounting for more than 5% of sales of or to the Corporation during the previous five (5) years) together with, in each case, the amount paid or billed to or by those customers and suppliers.  Except as disclosed in Schedule 3.1(35), there has been no termination or modification of the relationship of the Corporation or the terms of any Contract with any such customer or supplier, nor has the Corporation received any communication of an intention to terminate or modify the relationship of the Corporation or the terms of any Contract with any such customer or supplier. Except as disclosed in Schedule 3.1(35), there are no outstanding warranties, repair contracts or other maintenance obligations with or to customers or other users of the products of the Corporation and the Corporation is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers, whether or not in the ordinary course of business.  The Corporation has no Contract for sales of its products or services at prices involving prospective losses.

(36)	Employees

(a)
Schedule 3.1(36) contains a list of the titles or positions of all Employees with their date of hire and the location of their employment, whether they are actively at work or not and, if not, the reason for the absence and expected return to work date, a list of all written Contracts with Employees, a complete and accurate summary of the terms of all oral Contracts with Employees and a complete and accurate list of the remuneration of, and Employee Benefit Plans applicable to, each Employee.  Schedule 3.1(36) also contains a list of all persons receiving compensation for work or services provided to the Corporation who are not Employees and particulars of their terms of engagement.

(b)
Except as disclosed in Schedule 3.1(36), the Corporation is not a party to or bound by or subject to any Collective Agreement, has not made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is not required to recognize any labour union or employee association representing its Employees or any agent having bargaining rights for its Employees and, to the knowledge of any Active Shareholder, there is no current attempt to organize, certify or establish any labour union or employee association with respect to Employees nor has there been any attempt to do so during the period of five (5) years preceding the date of this Agreement.

(c)
None of the Active Shareholders has a reason to believe that any Employee would terminate his or her employment as a result of or in anticipation of the transactions contemplated by this Agreement.  General relations between the Corporation and the Employees are good and there is no present, pending or, to the knowledge of any Active Shareholder, threatened labour strike, dispute, slowdown or work stoppage.

(d)
The Corporation has no Employee who cannot be dismissed on reasonable notice and is not liable to any Employee or former employee for any damages under any Applicable Law or any agreement or arrangement relating to any employee benefits.

(e)
The Corporation has complied with all Applicable Laws and Orders applicable to it relating to employment of the Employees, including those relating to wages, hours of work, overtime and other employment standards, human rights, collective bargaining, occupational health and safety, workers’ hazardous materials, pay equity and workers’ compensation.  Except as disclosed in Schedule 3.1(36), there are no outstanding claims, complaints or proceedings by any Employee or former employees of the Corporation under any employment standards, human rights, pay equity, occupational health and safety, workplace safety and insurance or any other employment-related statute, and the Corporation has not been advised nor has any knowledge that any such claims, complaints or proceedings may be filed.

(37)	Employee Benefit Plans

(a)
Copies of each written Employee Benefit Plan, as amended to the date of this Agreement, as well as summary descriptions of the Employee Benefit Plans provided to Employees and former employees, the most recent actuarial reports, annual information reports and investment reports and any Employee Benefit Plan financial statements and statements of investment policies and procedures have been provided to or made available to the Purchaser.  In the case of each unwritten Employee Benefit Plan, a written description thereof that accurately describes all material provisions of that Employee Benefit Plan, as amended to the date of this Agreement, has been provided to or made available to the Purchaser.  There have been no promised improvements, increases or changes to the benefits provided under any Employee Benefit Plan.

(b)
The Corporation is not a party to or participant in any pension plan, registered or unregistered, under which the Employees accrue pension benefits and under which benefits are provided to former employees.

(c)	Schedule 3.1(37) is a complete and accurate list and description of each Employee Benefit Plan in which Employees and former employees of the Corporation participate.

(d)	Each Employee Benefit Plan has been administered in compliance with Applicable Laws.

(e)	Where Applicable Laws require an Employee Benefit Plan to be funded or insured, each such Employee Benefit Plan is fully funded or fully insured on both an on-going and solvency basis.

(f)
There is no investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Employee Benefit Plan, and no facts exist which presently or after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits).

(g)	No event has occurred regarding any Employee Benefit Plan which would entitle any regulator to require the wind up or termination of any Employee Benefit Plan, in whole or in part.

(h)
All employee data necessary to administer each Employee Benefit Plan is in the possession or control of the Corporation, and is complete, correct and in a form which is sufficient for the lawful administration of the Employee Benefit Plans.

(i)	None of the Employee Benefit Plans provides post-retirement benefits.

(j)
None of the Employee Benefit Plans requires or permits a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured or self-insured Employee Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(k)	Neither the execution of this Agreement nor the completion of any of the transactions contemplated by this Agreement will:

(i)	result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Employee Benefit Plan;

(ii)	increase any benefits otherwise payable under any Employee Benefit Plan;

(iii)	entitle any Employee to any job security or similar benefit or any enhanced benefits; or

(iv)
result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Employee Benefit Plan, or result in any Employee Benefit Plan becoming terminable other than at the sole and unfettered discretion of the Corporation.

(38)	Environmental Matters

(a)
Except as disclosed in Schedule 3.1(38), the Corporation has not used the Leased Property or any real property previously owned, leased, occupied or used by the Corporation, or permitted them to be used, to refine, treat, dispose, produce or process Hazardous Substances, except in compliance with Environmental Laws and Environmental Permits held by the Corporation.

(b)
Except as disclosed in Schedule 3.1(38), neither the Corporation nor any other Person responsible under Environmental Laws for acts of the Corporation (i) has been convicted of an offence, fined or otherwise sentenced for non-compliance with any Environmental Laws, (ii) has been investigated or subjected to any Legal Proceeding for non-compliance with any Environmental Law, (iii) is or has been subject to any Order or other sanction requiring investigation or remediation of any real property, or (iv) has settled any Legal Proceeding for non-compliance with any Environmental Law short of conviction in connection therewith.

(c)
Except as disclosed in Schedule 3.1(38), the Corporation has not caused or permitted the Release of any Hazardous Substance at, on or under the Leased Property or any real property previously owned, leased, occupied or used by the Corporation, or the Release of any Hazardous Substance off-site of the Leased Property or any real property previously owned, leased, occupied or used by the Corporation, except in compliance with Environmental Laws and with Environmental Permits held by the Corporation.  No part of the Leased Property has ever been used by the Corporation or, to the knowledge of any Active Shareholder, by any other Person as a waste disposal site or landfill.  All Hazardous Substances and all other wastes used by the Corporation in or resulting from the Business have been disposed of and stored in compliance with Environmental Laws and Environmental Permits held by the Corporation and have not been disposed of by the Corporation outside of Canada.

(d)
Except as disclosed in Schedule 3.1(38), the Corporation has not received any notice and, to the knowledge of any Active Shareholder, there are no facts that could give rise to any notice, that the Corporation is potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Law with respect to the Business (including any real property previously owned, leased or used by the Corporation).

(e)
The Purchaser has been provided with true and correct copies of all analyses and monitoring data for soil, groundwater and surface water, air, noise and all other reports pertaining to any environmental assessments or audits relating to the Business (including any real property previously owned, leased, occupied or used by the Corporation) that were obtained by, or are or with reasonable efforts could be in the possession or control of, any Active Shareholder or the Corporation.

(f)
Except as disclosed in Schedule 3.1(38), no underground or above-ground storage tanks are or have been located on any Leased Property or real property previously owned, leased, occupied or used by the Corporation.

(g)
Except as disclosed in Schedule 3.1(38), no building, structure, equipment or improvement owned, leased, occupied, or used by the Corporation contains any friable asbestos, urea formaldehyde foam insulation, radioactive substances or polychlorinated biphenyls.

(h)
To the knowledge of any Active Shareholder, there is no Hazardous Substance originating from any adjoining or neighboring properties which has, or is suspected to be, migrating into or under the Leased Property or otherwise affecting the Business.

(39)	Insurance

(a)
The Corporation maintains fire (with extended risk and casualty coverage), liability, business interruption, use and occupancy and other forms of insurance with reputable and sound insurers covering all of its property and assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties.  Schedule 3.1(39) contains a complete and accurate list and description of all insurance policies currently maintained by the Corporation, including a brief description of  the type of insurance, the name of the insurer, policy number, coverage limits, expiration date and annual premiums, true and complete copies of which have been made available to the Purchaser for inspection.  Each of those insurance policies is valid and subsisting and in good standing and there is no default under any of them.

(b)
Schedule 3.1(39) contains a complete and accurate list and description of all pending claims under any of the Corporation’s insurance policies and identifies the most recent inspection reports, if any, received by the Corporation from insurance underwriters as to the condition or insurance value of the insured property and assets, true and complete copies of which have been made available to the Purchaser for inspection.  The Corporation has not failed to give any notice or present any claim under any of those insurance policies in due and timely fashion.  There are no circumstances which might entitle the Corporation to make a claim under any of the insurance policies listed in Schedule 3.1(39) or which might be required under any of those insurance policies to be notified to the insurers and no claim under any of those insurance policies has been made by the Corporation since December 31, 2014.

(c)
None of the insurance policies listed in Schedule 3.1(39) is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate.  No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of those insurance policies, has been received by the Corporation.  There are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Corporation.

(40)	Legal Proceedings

(a)
There is no Legal Proceeding (whether or not purportedly on behalf of the Corporation) in progress, pending or, to the knowledge of any Active Shareholder, threatened against or affecting the Corporation before or by any Tribunal.  There is no Order outstanding against or affecting the Corporation.

(41)	Tax Matters

(a)	Taxes and Tax Returns

The Corporation has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it and such Tax Returns are correct and complete and the Corporation has made complete and accurate disclosure in those Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return.  The Corporation has paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

(b)	Liabilities for Taxes

The Financial Statements fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed.  No examination of any Tax Return of the Corporation by a Governmental Authority is currently in progress.  There is no Legal Proceeding, assessment, reassessment or request for information outstanding or, to the knowledge of any Active Shareholder, threatened against the Corporation with respect to Taxes or any matters under discussion with any Governmental Authority relating to Taxes.

(c)	Waivers

There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Corporation.  The Corporation has received Notices of Assessment for all taxation years up to the 2014 taxation year.  Only the taxation years subsequent to 2014 remain open for the reassessment of Tax.

(d)	Withholding and Instalments

The Corporation has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(e)	GST/HST and Sales Tax Matters

The Corporation has complied with all registration, reporting, collection and remittance requirements in respect of all federal and provincial Tax Legislation in respect of sales tax, including the Excise Tax Act (Canada).  The Purchaser has been provided with true and complete copies of all invoices, purchase orders, and all those other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed under the Excise Tax Act (Canada).

(f)	Documents Provided

The Purchaser has been provided with true and complete copies of all Tax Returns for all financial periods for which the relevant limitation period in any Tax Legislation has not expired, all elections, designations, undertakings, notices of determination of loss, and schedules of the Corporation relating thereto, together with all communications relating thereto from any Governmental Authority under that Tax Legislation, and the response, if any, of the Corporation to that communication.  The Purchaser has been provided with true and complete copies of all Contracts, minutes, and any other documents relating to any transaction with any Person who does not deal at arm’s-length (within the meaning of the Tax Act) with the Corporation, which has occurred in any taxation year that remains open for reassessment as indicated above in paragraph (c) of this Subsection (41).

(g)	Outstanding Amounts and Reserves

There are no circumstances existing which could result in the application of either sections 78 to 80.04 of the Tax Act or any equivalent provincial Tax Legislation to the Corporation and give rise to an adjustment for Tax purposes.

(h)	Other Representations and Warranties

The Corporation has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act and any equivalent provincial Tax Legislation for all transactions between the Corporation and any non resident of Canada (for purposes of the Tax Act) with whom the Corporation was not dealing at arm’s length (for purposes of the Tax Act) during a taxation year commencing after 1998 and ending on or before the Closing Date. The Corporation has not acquired property or services from or disposed of property or provided services to, a Person with whom it does not deal at arm’s length (for purposes of the Tax Act) for an amount that is other than the fair market value of such property or services, and has not been deemed to have done so for purposes of any Tax Legislation.

(42)	Compliance with Trade Laws

(a)
The Active Shareholders are aware of Applicable Laws pertaining to trade, including import and export controls, customs laws, international trade laws, economic sanctions, and anti-corruption or anti-bribery laws (collectively, “Trade Laws”).  The Corporation is in compliance with Trade Laws and none of the Corporation’s past acts or omissions would subject the Purchaser or any of its Affiliates to any liability or loss.

(b)
The Corporation is not under investigation or being audited under any Trade Law nor, to the knowledge of any Active Shareholder, is any investigation or audit of the Corporation pending or threatened.  During the last five (5) years, the Corporation has not received any written or oral communication from any Governmental Authority or other Person alleging non-compliance by the Corporation with any Trade Law or asserting an obligation on the Corporation to undertake or bear the costs of any remedial action under any Trade Law.

(c)
All sales or transfers of goods, technologies or services by the Corporation have been made in accordance with Trade Laws, and all products supplied by the Corporation have been marked, labeled and transported in accordance with Trade Laws.

(d)
All goods imported, exported or re-exported by the Corporation have been reported and accounted to the Canada Border Services Agency (“CBSA”) and its predecessors, to the extent and in the manner required under Trade Laws, and all goods imported by the Corporation were admissible into Canada at their time of import.

(e)
None of the Corporation or its employees, agents, independent contractors, directors or officers has at any time, directly or indirectly, engaged in the negotiation, sale, purchase, import, export, re-export, financing, supply, examination, possession or transfer of goods, technologies or services, or other dealings, contrary to:

(i)	any applicable Canadian or international economic sanctions legislation, including the Special Economic Measures Act (Canada) or the United Nations Act (Canada), or

(ii)	any applicable Canadian or international import or export control legislation, including the Export and Import Permits Act (Canada) or the Defence Production Act (Canada).

(f)
None of the Corporation or its employees, agents, independent contractors, directors or officers has contravened subsection 3(1) of the Corruption of Foreign Officials Act (Canada) or the anti-bribery provisions of the Foreign Corrupt Practices Act (United States).

(g)
The Corporation has, at all times, kept Books and Records that accurately and completely reflect its transactions, assets and activities that are subject to Trade Laws and contain accurate and complete information about the Corporation’s compliance with Trade Laws.

(43)	No Broker

Excepting only BCH, the Corporation has not retained any other Person to act on its behalf or on behalf of any of the Vendors in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Purchaser or the Corporation.

(44)	Securities Laws

The Corporation is not a “reporting issuer” as defined under Multilateral Instrument 62-104. There is no published market for the securities in the capital of the Corporation. The number of security holders of the Corporation is not more than 50, exclusive of holders who (a) are in the employment of the Corporation or an Affiliate of the Corporation, or (b) were formerly in the employment of the Corporation or in the employment of an entity that was an Affiliate of the Corporation at the time of that employment, and who while in that employment were, and have continued after that employment to be, security holders of the Corporation.

(45)	Full Disclosure

The representations and warranties of the Active Shareholders contained in this Agreement and in any other document delivered under this Agreement, to the Active Shareholders knowledge, are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective purchaser of the Purchased Shares.  Except for matters disclosed in this Agreement, none of the Active Shareholders have any knowledge of any facts which, if known to the Purchaser, might reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Purchased Shares or might reasonably be expected to deter the Purchaser from completing the transactions contemplated hereby.

3.2	Representations and Warranties of the Vendors

Each Vendor for and on its own behalf, severally represents and warrants to the Purchaser as set out in this Section 3.2 and acknowledges that the Purchaser is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it. No investigations made by or on behalf of the Purchaser will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Vendors.

(1)	No Solvency or Reorganization Proceedings

No proceedings have been taken or authorized by any Vendor, the Corporation or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to the Corporation nor, to the knowledge of any Vendor, have any such proceedings been threatened by any other Person.

(2)	Authorization of Sale

The Vendor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement to which the Vendor is a party, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of the Vendor. This Agreement has been, duly and validly executed and delivered by the Vendor and, this Agreement constitutes the legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

(3)	Title to Purchased Shares

The Vendor holds, good and valid title to the Purchased Shares set out in Schedule 3.1(4), free and clear of all Liens other than those restrictions on transfer, if any, stated in the articles of the Corporation. On Closing, the Purchaser will acquire good and valid title to the Vendor’s Purchased Shares, free and clear of all Liens other than those restrictions on transfer, if any, stated in the articles of the Corporation. The Vendor’s Purchased Shares are not and are not deemed to be (and will not be and will not be deemed to be as of the Closing), “taxable Canadian property” for the purposes of the Tax Act. All of the Purchased Shares held by the Vendor have been issued in compliance with Applicable Laws, including securities laws, and the sale of the Purchased Shares by the Vendor to the Purchaser will be made in compliance with Applicable Laws.

(4)	No Other Agreements or Options

Except for the Purchaser’s right in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or other acquisition from the Vendor of any of the Vendor’s Purchased Shares.

(5)	No Conflicts

Except the Consents described in Schedule 3.1.(9), the execution and delivery of and performance by the Vendor of this Agreement does not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)
result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Vendor to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of a corporate Vendor; or

(ii)
any agreement, contract or commitment, written or oral, to which the Vendor is a party, under which the Vendor has rights or obligations or by which any of the property or assets of the Vendor or Corporation may be affected;

(b)	result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by the Vendor or necessary to the ownership of the Purchased Shares;

(c)	result in the violation of any Applicable Law; or

(d)	result in the creation of any Lien on the Vendor’s Purchased Shares.

(6)	Required Regulatory Approvals

There is no requirement on the part of the Vendor to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation under any Contract, Order or License after Closing.

(7)	Required Consents

There is no requirement on the part of the Vendor to obtain any Consent in connection with the lawful completion of the transactions contemplated by this Agreement, except for the Consents described in Schedule 3.1(9).

(8)	Residence of Vendor

Other than Willerby, none of the Vendors is a “non-resident” of Canada within the meaning of the Tax Act.

(9)	Legal Proceedings

There is no Legal Proceeding in progress, pending, or threatened, against or affecting the Vendor, affecting adversely the ability of the Vendor to enter into this Agreement or perform its obligations under this Agreement, or affecting the title of the Vendor to any of the Vendor’s Purchased Shares, at law or in equity or before or by any Tribunal and there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting the Vendor which, in any such case, affects adversely or might affect adversely the ability of the Vendor to enter into this Agreement or to perform its obligations under this Agreement.

(10)	No Broker

The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Purchaser or the Corporation.

(11)	Full Disclosure

The representations and warranties of the Vendor contained in this Agreement and in any other document delivered under this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective purchaser of the Purchased Shares. Except for matters disclosed in this Agreement, the Vendor has no knowledge of any facts which, if known to the Purchaser, might reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Purchased Shares or might reasonably be expected to deter the Purchaser from completing the transactions contemplated hereby.

3.3	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendors as set out in this Section 3.3 and acknowledges that the Vendors are relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it.

(1)	Incorporation and Qualification of the Purchaser

The Purchaser is a corporation incorporated and existing under the laws of the State of Nevada and has the corporate power and capacity to purchase the Purchased Shares from the Vendors and to enter into and perform its obligations under this Agreement.

(2)	Authorization of Purchase by Purchaser

The execution and delivery of, and performance by the Purchaser of, this Agreement and the completion of the transactions contemplated by it has been duly authorized by all necessary corporate action on behalf of the Purchaser.

(3)	Validity of Agreement

This Agreement has been or will be duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4)	No Conflicts

The execution and delivery of and performance by the Purchaser of this Agreement does not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)
result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Purchaser to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser; or

(ii)	any agreement, contract or commitment, written or oral, to which the Purchaser is a party or under which it has rights or obligations; or

(b)	result in the violation of any Applicable Law.

(5)	Required Regulatory Approvals

There is no requirement on the part of the Purchaser to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Regulatory Approvals described in Schedule 3.3(5).

(6)	No Broker

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Vendors.

ARTICLE 4

COVENANTS OF THE PARTIES

Each Party hereby covenants as set out in this Article 4.

4.1	Covenants of the Parties

Each Party hereby covenants as set out in this Section 4.1.

(1)	Confidentiality

(a)
For a period of five (5) years from the Closing Date, each Party shall keep confidential the terms and conditions of this Agreement and the Confidential Information and Trade Secrets, and any other confidential, personal or proprietary information (including Personal Information) and any financial or business documents or information (collectively, the “Information”) received by it from any other Party or the Corporation, and the receiving Party shall not disclose any Information to any third party, it being understood that the Purchaser may disclose Information to its advisors.  A Party will not be liable for disclosure of any Information contemplated by this Agreement if:

(i)	the Information becomes generally known in the industry to which the Business is related or to the public generally other than through a breach of this Agreement;

(ii)
the Information is lawfully obtained from a third party without breach of this Agreement by that Party as long as that Party is able to produce documentation or other evidence sufficient to establish that third party as the source of the Information;

(iii)	in the case of the Purchaser only, the Information was known to the Purchaser prior to its disclosure by the Vendors or the Corporation;

(iv)	subject to clause 4.1(1)(b), the Information is required to be disclosed under Applicable Laws;

(v)	in respect of Information that is not Personal Information, the disclosing Party provided its prior written consent to the disclosure of that Information; or

(vi)	in respect of Information that is Personal Information, the individual(s) to whom that Personal Information pertains consented to the disclosure of that Personal Information.

(b)
If a Party or any of its Representatives is requested or required by Applicable Laws to disclose any Information, that Party shall, without unreasonable delay, notify the other Parties of the request or requirement before any disclosure is made and provide the other Parties with a reasonable opportunity to seek an appropriate protective order.

4.2	Investment Representations

Each of the Vendors covenants, represents and warrants to the Purchaser for and on its own behalf only, as follows and acknowledges that the Purchaser is relying on such covenants, representations and warranties in entering into this Agreement and completing the transactions contemplated by it:

(a)
Each Vendor acknowledges that it has accessed and reviewed the Purchaser’s definitive prospectus dated September 10, 2015 filed with the SEC on September 15, 2015 and all reports and registartion statement filed by the Purchaser with the SEC subsequent thereto (“Securities Filings”).  Each Vendor acknowledges that the offer and sale of the Payment Shares is being made only by means of this Agreement and understands that the Purchaser has not authorized the use of, and each Vendor confirms that it is not relying upon, any other information, written or oral, other than material contained in this Agreement or the Securities Filings. Each Vendor is aware that the purchase of the Payment Shares involves a high degree of risk and that he/she/it may sustain, and has the financial ability to sustain, the loss of its entire investment in the Payment Shares.

(b)
Each Vendor represents to the Purchaser that it is either (i) an Accredited Investor or (ii) in the event that such Vendor is not an Accredited Investor, such Vendor hereby represents that such Vendor either alone or with such Vendor’s Vendor Representative(s) has such knowledge and experience in financial and business matters that such Vendor is capable of evaluating the merits and risks of the prospective investment in the Payment Shares.

(c)
Each Vendor is acquiring the Payment Shares pursuant to this Agreement for its own account, for investment and not with a view to the sale or distribution thereof, and has not granted any other Person any interest or participation in or right or option to purchase all or any portion of the Payment Shares.  Each Vendor is aware that the Payment Shares are restricted securities within the meaning of Rule 144 under the Securities Act, and may not be sold or otherwise transferred other than pursuant to an effective registration statement or an exemption from registration; and understands and agrees that the certificates for the Payment Shares shall bear the legend set forth in Section 2.8(b) herein.

(d)
Each Vendor is not acquiring the Payment Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(e)
Each Vendor represents and warrants that the address set forth on Schedule 2.8 to this Agreement is its true and correct address, and understands that the Purchaser will rely on this representation in making filings under applicable securities laws.

4.3	Shareholders’ Representative

In order to administer efficiently the determination of certain matters under this Agreement, each Vendor hereby irrevocably authorizing Shareholders’ Representative to act as each such Vendor's agent and representative with respect to all matters relating to this Agreement. Without limiting the generality of the foregoing, Shareholders’ Representative shall have full power and authority to make all decisions and take all actions relating to Vendors' respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Vendors and to defend against indemnification claims of Purchaser. All decisions and actions taken by Shareholders’ Representative shall be binding upon all Vendors, and no Vendor shall have the right to object, dissent, and protest or otherwise contest the same. Purchaser shall be entitled to deal only with Shareholders’ Representative in respect of all matters arising under this Agreement and including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against Vendors or any one of them and to defend against indemnification claims of Vendors. All references in this Agreement to decisions and actions to be taken by Vendors or any one of them shall be deemed taken by Vendors or the relevant one of them if such decisions or actions are taken by Shareholders’ Representative. All references in this Agreement to decisions and actions to be taken by Purchaser and directed to Vendors or any one of them shall be deemed directed to Vendors or the relevant one of them if such decisions or actions are directed by Purchaser to Shareholders’ Representative. In no event shall Purchaser be held responsible or liable for the application or allocation of any monies paid to Shareholders’ Representative by Purchaser, and Purchaser shall be entitled to rely upon any notice provided to Purchaser by Shareholders’ Representative or action taken by Shareholders’ Representative acting within the scope of his authority. Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification or a principal defense shall be ineffective by reason only of it having been made or given to or by a Vendor directly if each of Purchaser and such Vendor consent by virtue of not objecting to such dealings without the intermediary of Shareholders’ Representative.  Each of the Vendors shall pay the Shareholders’ Representative reasonable compensation as agreed to from time to time for acting as the Shareholders’ Representative.  For further clarification, it is confirmed the Shareholders Representative shall be seeking no compensation for acting as the Shareholders’ Representative from the Closing Date to March 1, 2016.  Each of the Vendors shall indemnify the Shareholders’ Representative from all expenses and costs incurred in his capacity acting as the Shareholders Representative.

4.4	Post-Closing Covenants of the Parties

Each Party hereby covenants as set out in this Section 4.4.

(1)	Tax Matters

(a)
The Vendors shall cause the Corporation to prepare and file in a timely fashion all Tax Returns required under any applicable Tax Legislation to be filed by the Corporation for (i) any period ending on or before the Closing Date (including as a consequence of the Closing) and for which Tax Returns have not been filed as of that date; and (ii) any period beginning prior to the Closing Date and ending after the Closing Date (collectively, the “Stub Period Returns”).  The Shareholders’ Representative and the Purchaser shall co-operate fully in good faith with each other and make available to each other in a timely fashion any information in their respective possession and that is reasonably required for the preparation and filing of the Stub Period Returns, and shall preserve that information in their respective possession until the expiration of any applicable limitation period under any applicable Tax Legislation.  The Shareholders’ Representative shall provide to the Purchaser for its review and approval a copy of the Stub Period Returns prior to filing and the Purchaser will have the opportunity to fully comment on those Stub Period Returns prior to filing.

(b)
From and after the Closing Date, the Purchaser shall cause the Corporation to retain, until the expiration of any applicable limitation period under any applicable Tax Legislation, all Books and Records relating to any period ending on or before the Closing Date (including as a consequence of the Closing) and that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 5.  So long as those Books and Records are retained by the Corporation under the provisions of this Agreement, the Shareholders’ Representative may inspect, at the expense of the Vendors, during normal business hours and upon reasonable notice, those Books and Records that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 5.

(c)
After Closing, the Purchaser shall cause the Corporation to co-operate in a reasonable manner with the Shareholders’ Representative for the purposes of the preparation of the Vendors’ accounts and Tax Returns and in providing any information in the possession of the Corporation and that is reasonably required for those purposes.  Without limiting the generality of the foregoing, the Purchaser shall, upon reasonable notice, cause the Corporation to provide the Shareholders’ Representative reasonable access during normal business hours to those Books and Records in the possession of the Corporation that are reasonably required for the preparation of the Vendors’ accounts and Tax Returns together with the assistance of those employees of the Corporation that the Shareholders’ Representative may reasonably request, it being understood that the Vendors shall pay proper and reasonable compensation to the Corporation for the assistance of any of those employees.

ARTICLE 5

SURVIVAL AND INDEMNIFICATION

5.1	Survival of Representations, Warranties and Covenants

(a)
The representations and warranties of the Active Shareholders, the Vendors and the Purchaser contained in this Agreement will not merge on and will survive the Closing and will continue in full force and effect, notwithstanding the Closing or any investigation or knowledge acquired by or on behalf of the Purchaser in the case of the representations and warranties of the Active Shareholders and/or the Vendors, and the Vendors in the case of the representations and warranties of the Purchaser.

(b)
The covenants of each Party contained in this Agreement will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the Purchaser in the case of the covenants of the Vendors, and the Vendors in the case of the covenants of the Purchaser in accordance with the terms of this Agreement.

5.2	Indemnification by the Vendors

(a)
Subject to Section 5.4(a), each Vendor shall severally, not jointly and severally, indemnify and save each of the Purchaser’s Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them, directly or indirectly, arising from, in connection with or related to:

(i)	any incorrectness in or breach of any representation or warranty of any Active Shareholder and/or Vendor contained in this Agreement;

(ii)	any breach or non-fulfilment of any covenant or obligation on the part of any Vendor contained in this Agreement; and

(iii)
any failure by any Vendor to transfer to the Purchaser good and valid title to the Purchased Shares, free and clear of all Liens other than those restrictions on transfer, if any, stated in the articles of the Corporation.

(b)
Subject to Section 5.4(a), each Active Shareholder shall severally, not jointly and severally, indemnify and save each of the Purchaser’s Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them, directly or indirectly, arising from, in connection with or related to:

(i)
any Third Party Claim against the Corporation instituted prior to or after the Closing and whether or not disclosed in Schedule 3.1(40), which is based on an act or omission of any Vendor or the Corporation that occurred or commenced prior to the Closing;

(ii)
any Taxes required to be paid by the Corporation relating to any taxation period ending on or before the Closing Date and the portion of any Taxes relating to any taxation period ending after the Closing Date that is attributable to the portion of that period ending on the Closing Date, except to the extent that those Taxes were included as a liability in the calculation of the Net Closing Cash; and

(iii)	all debts or liabilities, contingent or otherwise, of the Corporation existing at the Closing Date, except to the extent that those debts and liabilities were disclosed on Schedule 3.1(20).

(c)
The rights to indemnification of the Purchaser’s Indemnified Persons under this Section 5.2 will apply notwithstanding (i) the Closing; or (ii) any investigation or knowledge acquired by or on behalf of any of the Purchaser’s Indemnified Persons prior to the Closing.

5.3	Indemnification by the Purchaser

(a)
Subject to Section 5.4(b), the Purchaser shall indemnify and save each of the Vendors fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them arising from, in connection with or related to:

(i)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement; and

(ii)	any breach or non-fulfilment of any covenant or obligation on the part of the Purchaser contained in this Agreement.

(b)
The rights to indemnification of the Vendors under this Section 5.3 will apply notwithstanding (i) the Closing; or (ii) any investigation or knowledge acquired by or on behalf of any of the Vendors prior to the Closing.

5.4	Time Limits for Claims for Breaches of Representations and Warranties

(a)
No Vendor has any obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 5.2(a)(i), unless written notice of that claim is delivered to such Vendor under Section 5.6 on or before the following dates:

(i)
with respect to the representations and warranties set out in Subsection 3.1(1), Subsection 3.1(2), Subsection 3.1(3), Subsection 3.1(4), Subsection 3.1(5), Subsection 3.1(6), Subsection 3.1(7), Subsection 3.1(8), Subsection 3.1(9), Subsection 3.1(10), Subsection 3.1(25), Subsection 3.2(1); Subsection 3.2(2), Subsection 3.2(3), Subsection 3.2(4), Subsection 3.2(5), Subsection 3.2(6), Subsection 3.2(7), Subsection 3.2(8) and Section 4.2, at any time after the Closing Date;

(ii)
with respect to the representations and warranties set out in Subsection 3.1(41) on or before the sixtieth (60th) day after the expiration of the last applicable limitation period under any applicable Tax Legislation with respect to any taxation year to which those representations and warranties relate;

(iii)	with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of any Vendors, any Active Shareholder or the Corporation, at any time after Closing; and

(iv)	with respect to all other representations and warranties, on or before the date that is twenty-four (24) months after the Closing Date.

The Vendors will have no further liability with respect to any representation or warranty made by the Active Shareholder and/or the Vendors in this Agreement after the expiry of the applicable time period specified in this Section 5.4(a), except for claims relating to representations or warranties for which written notice has been given under Section 5.6 at or prior to the end of the applicable time period.  This Section 5.4(a) will not be construed to impose any time limit on the assertion of a right to indemnification under clauses 5.2(a)(ii), 5.2(a)(iii) and 5.2(b), whether or not the basis on which the right is asserted could also entitle any of the Purchaser’s Indemnified Persons to exercise its right under clause 5.2(a)(i).

(b)
The Purchaser has no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 5.3(a)(i) unless notice of that claim is delivered to the Purchaser under Section 5.6 on or before the following dates:

(i)	with respect to the representations and warranties set out in Subsection 3.3(1), Subsection 3.3(2), Subsection 3.3(3) and Subsection 3.3(4) at any time after the Closing Date;

(ii)	with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of the Purchaser, at any time after Closing; and

(iii)	with respect to all other representations and warranties, on or before the date that is twenty-four (24) months after the Closing Date.

The Purchaser will have no further liability with respect to any representation or warranty made by the Purchaser in this Agreement after the expiry of the applicable time period specified in this Section 5.4(b) except for claims relating to representations or warranties for which written notice has been given under Section 5.6 at or prior to the end of the applicable time period.  This Section 5.4(b) will not be construed to impose any time limit on the assertion of a right to indemnification under clause 5.3(a)(ii), whether or not the basis on which the right is asserted could also entitle any of the Vendors to exercise its right under clause 5.3(a)(i).

5.5	Limitation Periods

(a)
Notwithstanding the provisions of the Limitation of Actions Act (Nova Scotia) or any other statute, an Indemnified Person may commence Legal Proceedings in respect of Damages arising from any incorrectness in or breach of any representation and warranty described in a notice of claim given under Section 5.6 within the time periods in Section 5.4, at any time on or before the second anniversary of the date upon which the notice is delivered under Section 5.4, and any applicable limitation period is hereby so varied to the full extent permitted by law.

(b)
The limitation period applicable to any Legal Proceeding relating to a claim in respect of any matter in clauses 5.2(a)(ii), 5.2(a)(iii), 5.2(b) and 5.3(a)(ii) will be solely as prescribed in the Limitation of Actions Act (Nova Scotia).

5.6	Notice of Claim

(a)
If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly, but in no event later than sixty (60) days after the commencement or assertion of that Third Party Claim, notify the Indemnifier in writing of the Third Party Claim.  The notice will describe the Third Party Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

(b)
If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Indemnifier in writing of that Direct Claim.  The notice will describe the Direct Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

(c)
Notice to an Indemnifier of a Third Party Claim or Direct Claim under this Section 5.6 will constitute assertion of a claim for indemnification against the Indemnifier under this Article 5 and upon receipt of notice, the provisions of Sections 5.7 to 5.9 will apply to any Third Party Claim and the provisions of Section 5.10 will apply to any Direct Claim.

(d)
Failure by an Indemnified Person to give timely notice of a Third Party Claim or Direct Claim will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person, unless the Indemnified Person gives notice after the expiration of the time periods under Section 5.4 or the failure to notify materially prejudices the ability of the Indemnifier to exercise its rights under Sections 5.7 to 5.9 with respect to a Third Party Claim.

5.7	Defence of Third Party Claims

With respect to a Third Party Claim, the Indemnifier may participate in or, by giving notice to that effect to the Indemnified Person not later than sixty (60) days after receipt of notice with respect to that Third Party Claim and, subject to the rights of any insurer or other third party having potential liability therefor, elect to assume the control of the defence of the Third Party Claim at the Indemnifier’s own expense and by the Indemnifier’s own counsel, and the Indemnified Person may participate in the defence of any Third Party Claim assisted by counsel of its choice at its own expense.  If the Indemnifier does not give notice within sixty (60) days after receipt of notice of the Third Party Claim that it has elected to assume the control of the defence of the Third Party Claim, the Indemnified Person may, at its option and assisted by counsel of its choice, assume the defence of or settle or compromise the Third Party Claim without prejudice to its right of indemnification under this Agreement. If the Indemnifier elects to assume the defence of a Third Party Claim under this Section 5.7, the Indemnifier shall not have the right thereafter to contest its liability for that claim with respect to the Indemnified Person.

5.8	Assistance for Third Party Claims

The Indemnifier and the Indemnified Person shall make all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the "Defending Party”),

(a)	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of that Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise co-operate in good faith with the Defending Party.  The Indemnifier shall be responsible for all reasonable expenses associated with making those documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Person to the Indemnifier hereunder.

5.9	Settlement of Third Party Claims

(a)
If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 5.7, the Indemnifier shall diligently proceed with the defence and shall not, without the prior written consent of the Indemnified Person, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment, which would lead to liability or create any other obligation, financial or otherwise, on the Indemnified Person.

(b)
If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 5.7, the Indemnifier will not be liable for any legal expenses subsequently incurred by the Indemnified Person in connection with the defence of that Third Party Claim.  However, if the Indemnifier fails to take reasonable steps necessary to defend diligently that Third Party Claim within thirty (30) days after receiving notice from the Indemnified Person that the Indemnified Person believes on reasonable grounds that the Indemnifier has failed to take reasonable steps, the Indemnified Person may, at its option and assisted by counsel of its choice, defend, settle or compromise the Third Party Claim without prejudice to its right of indemnification hereunder, it being understood that the Indemnified Person shall not, without the prior written consent of the Indemnifier, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment.  The Party controlling the defence of the Third Party Claim shall keep the other Party advised of the defence of the Third Party Claim and consider in good faith recommendations made by the other Party with respect thereto.

5.10	Direct Claims

With respect to a Direct Claim, the Indemnified Person shall give notice of the Direct Claim to the Indemnifier as provided in Section 5.6.  Upon receipt of that notice, the Indemnifier will then have a period of sixty (60) days within which to respond in writing to the Direct Claim.  The Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnified Person.  If the Indemnifier does not respond within that sixty (60) day period, the Indemnifier will be deemed to have rejected that Direct Claim and the Indemnified Person may pursue any remedies available to it.

5.11	Reductions and Subrogation

If the amount of Damages incurred by an Indemnified Person at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other Person, the Indemnified Person shall promptly repay to the Indemnifier the amount of the reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith).  Upon making a full Indemnity Payment, the Indemnifier will, to the extent of that Indemnity Payment, be subrogated to all rights of the Indemnified Person against any third party that is not an Affiliate of the Indemnified Person in respect of the Damages to which the Indemnity Payment relates.  Until the Indemnified Person recovers full payment of its Damages, any and all claims of the Indemnifier against any such third party on account of that Indemnity Payment will be postponed and subordinated in right of payment to the Indemnified Person’s rights against that third party.

5.12	Payment and Interest

All amounts to be paid by an Indemnifier under this Article 5 will bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Person gave notice of a claim under Section 5.6 to the date of payment by the Indemnifier to the Indemnified Person.

5.13	Agency for Indemnified Persons

The Vendors accept each indemnity made by the Purchaser under this Article 5 in favour of each of the Vendors as agent and trustee of that Indemnified Person and may enforce an indemnity in favour of any of the Vendors on behalf of that Indemnified Person.  The Purchaser accepts each indemnity made by the Vendors under this Article 5 in favour of each of the Purchaser’s Indemnified Persons as agent and trustee of that Indemnified Person and may enforce an indemnity in favour of any of the Purchaser’s Indemnified Persons on behalf of that Indemnified Person.

5.14	Limitation of Liability and Set-Off

(a)
The maximum aggregate amount of liability of each Vendor to the Purchaser’s Indemnified Persons pursuant to this Agreement shall be limited to and shall not exceed the actual fair market value, as determined in accordance with Section 5.14(b) or Section 5.14(c), as applicable, of:  (i) the number of Payment Shares received by that Vendor in accordance with the provisions of this Agreement and the Vendor Allocation, plus (ii) that portion of the Doolin Payment Shares and the BCH Payment Shares directed to be issued to Wallace Doolin and BCH, as applicable, by that Vendor (for certainty calculated in accordance with the Vendor Allocation).

(b)
In the event that the Purchaser makes a claim for indemnification under this Article 5 (on its own behalf or for any of the Purchaser’s Indemnified Persons) against any of the Vendors prior to the release of the Escrow Fund to the Vendors, Wallace Doolin and BCH in accordance with the terms of the Escrow Agreement and this Agreement, the Purchaser shall be entitled, as its sole recourse during the period prior to the release of the Escrow Fund to the Vendors, Wallace Doolin and BCH, to set off the amount of the Damages related to such claim against the Escrow Fund by forfeiture of the Payment Shares based on the volume weighted average trading price of Mobivity Shares for the ten (10) days prior to the date of forfeiture, firstly against: (i) the Payment Shares held by the Vendor(s) against whom the Purchaser makes such claim; and (ii) that portion of the Doolin Payment Shares and the BCH Payment Shares issued to Wallace Doolin and BCH, as applicable, by that Vendor(s) (for certainty, calculated in accordance with the Vendor Allocation), and secondly, notwithstanding Section 5.14(a), in the event that the Damages related to such claim exceeds the value of the Payment Shares held by such Vendors and the applicable portion of the Doolin Payment Shares and the BCH Payment Shares, against:  (i) the Payment Shares held by the other Vendors in accordance with the Vendor Allocation as among such other Vendors; and (ii) the Doolin Payment Shares and the BCH Payment Shares in accordance with the Vendor Allocation as among such other Vendors.

(c)
In the event that the Purchaser makes a claim for indemnification under this Article 5 (on its own behalf or for any of the Purchaser’s Indemnified Persons) against any of the Vendors after the release of the Escrow Fund to the Vendors, Wallace Doolin and BCH in accordance with the terms of the Escrow Agreement and this Agreement, the maximum amount of liability of each Vendor shall be limited to and shall not exceed the fair market value of the number of Payment Shares received by that Vendor calculated as follows:

Maximum Liability of a Vendor = V x  (A + (B x A/E)) + P x (A1 + (B x A1/E)

Where:

V = the volume weighted average trading price of Mobivity Shares for the ten (10) days prior to the date on which the Purchaser makes such claim;

A = the number of Payment Shares held by the Vendor against whom the Purchaser makes such claim;

B = that number of Doolin Payment Shares and BCH Payment Shares directed to be issued to Wallace Doolin and BCH, as applicable, by the Vendor against whom the Purchaser makes such claim (for certainty calculated in accordance with the Vendor Allocation);

E = the total number of Payment Shares released from the Escrow Fund to the Vendor against whom the Purchaser makes such claim (A + A1);

P = The proceeds of the sale of any Payment Shares received by the Vendor against whom the Purchaser makes such claim, calculated on an average per share basis

A1 = that number of Payment Shares sold by the Vendor against whom the Purchaser makes such claim;

(d)
Without limiting Section 5.14(b), the Purchaser may set off and deduct from any amounts payable by the Purchaser to the Vendors under this Agreement the amount of any Damages for which the Purchaser is entitled to be indemnified under this Article 5.  To assert its right to set-off under this Section 5.14(d), the Purchaser must, in the written notice of claim to be provided under Section 5.6, notify the Vendor of its claim for set off.  If, at the time an amount becomes due and payable by the Purchaser to the Vendors, the Purchaser has so notified the Vendors, the Purchaser may set off the amount of Damages referred to in the written notice of claim from the amount payable to the Vendors.

(e)
The Parties acknowledge and agree that nothing in this Section 5.14, 5.15 or 5.16 shall limit the liability of Jon McGinley under the Restrictive Covenant Agreement or the Key Employee Agreement, and that such liability shall be determined in accordance with the terms of the Restrictive Covenant Agreement and/or the Key Employment Agreement, as applicable.

5.15	Exclusion of claims for contribution

Notwithstanding any provision of this Agreement, the Escrow Agreement or any other document, none of Doolin, BCH or a Vendor shall be entitled to make any claim of contribution or otherwise or receive any payment from any of Doolin, BCH or any other Vendor with respect to any obligation or loss arising or resulting from a claim of indemnity by the Purchaser’s Indemnified Persons.

5.16	Exclusion of Other Remedies

No Party, on its own behalf or on behalf or any other Person, will have the right to bring any proceeding against any other Party for any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty contained in this Agreement or any document or certificate to be executed or delivered at Closing as contemplated by this Agreement except pursuant to this Article 5.

ARTICLE 6

MISCELLANEOUS

6.1	Notices

(a)
Any notice, direction or other communication (in this Section 6.1, a ”notice”) regarding the matters contemplated by this Agreement must be in writing and be personally served or sent by nationally recognized courier, as follows:

(i)	in the case of any Vendor, to:

Jon McGinley
24 Rockhaven Court
Dartmouth, NS
B2V 2W3

(ii)	in the case of the Shareholders’ Representative, to:

Innovacorp
Charles Baxter
1801 Hollis St. Suite 1400
Halifax, NS
B3J 3N4

(iii)	in the case of any Active Shareholder, to:

Innovacorp
Charles Baxter
1801 Hollis St. Suite 1400
Halifax, NS
B3J 3N4

(iv)	in the case of the Purchaser, to:

Chief Financial Officer
Mobivity Holdings Corp.
55 N. Arizona Place
Suite 310
Chandler, AZ   85225

(b)
Any notice sent pursuant to 6.1(a) at the time it is sent shall also be sent via electronic mail, as follows, provided however it shall be deemed to be received pursuant to 6.1(c) regardless of if or when it might be received by electronic email,

(i)	in the case of any Vendor, to:

Jon McGinley
Email Address: email: jonmcginley@gmail.com

(ii)	in the case of the Shareholders’ Representative, to:

Charles Baxter
Email Address: cbaxter@innovacorp.ca

with a copy to each Vendor at the following email addresses:

Fraser Trust
Email Address: kellyrobertsfraser@fmigroup.ca and darylfraser@fmigroup.ca

Joel Doherty
Email Address: joelsdoherty@gmail.com

Denyse Doherty
Email Address: joelden@eastlink.ca

Willerby Hill
Email Address: rob@willerbyhill.co.uk

BOTL Holdings
Email Address: gregg.most@sasktel.net and jimwerschler@myaccess.ca

INNOVACORP
Email Address: cbaxter@innovacorp.ca

David Alston
Email Address: david.alston.me@gmail.com

Mary-Gwen Alston
Email Address: marygwenalston@gmail.com

Jon McGinley
Email Address: jonmcginley@gmail.com

Paula McGinley
Email Address: pmcginley00@hotmail.com

Daniella DeGrace
Email Address: daniella.degrace@hotmail.com

Michael Hachey
Email Address: hachey@eggstudios.ca

(iii)	in the case of any Active Shareholder, to:

Charles Baxter
Email Address: cbaxter@innovacorp.ca

(iv)	in the case of the Purchaser, to:

Christopher J. Meinerz
Chief Financial Officer
Email Address: chris.meinerz@mobivity.com

(c)
A notice is deemed to be delivered and received (i) if personally served, on the date of personal service if served prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day; (ii) if sent by registered courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day.

(d)	A Party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

(e)
In the event Charles Baxter becomes unwilling or unable to continue to act as the Shareholders’ Representative, Innovacorp shall designate a new Shareholders’ Representative and provide updated information for Section 6.1(a)(ii) and 6.1(b)(ii).

6.2	Public Announcements

After the Closing, no press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made by the Vendors unless disclosure is required by Law or a Governmental Authority, in which case the Vendors shall make all reasonable efforts to obtain the approval of the Purchaser as to the form, nature and extent of the disclosure.

6.3	Further Assurances

Each Party shall from time to time, before or after the Closing, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further acts, documents and instruments as may be reasonably necessary or desirable in order to give full effect to this Agreement or any provision of it.

6.4	Costs and Expenses

Unless otherwise specified, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

6.5	Brokers

The Active Shareholders shall indemnify and save harmless the Purchaser and the Corporation from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendors or the Corporation.  The Purchaser shall indemnify and save harmless the Vendors from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser.  These indemnities are not subject to any of the limitations in Article 5.

6.6	Waiver of Rights

Any waiver of any of the provisions of this Agreement will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given.  The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right.  No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).

6.7	Remedies Cumulative

Unless otherwise specified, the rights and remedies of a Party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that Party at law, in equity or otherwise, and unless otherwise specified, no single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

6.8	Severability

If any provision of this Agreement or its application to any Party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other parties or circumstances.

6.9	Assignment

(a)
Except as provided in this Section 6.9, neither this Agreement nor any of the rights, benefits or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of each of the other Parties.

(b)
Notwithstanding the foregoing, the Purchaser may assign its rights, benefits and obligations under this Agreement, in whole or in part, to any Person that acquires all or substantially all of the assets of the Purchaser or acquires a majority of the Purchaser’s issued and outstanding voting securities, whether by way of take-over bid, amalgamation, arrangement, merger or otherwise.

6.10	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.11	Third Parties

Unless otherwise specified in Section 5.2 and Section 5.3, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.  Except for the Indemnified Persons, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.  The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

6.12	Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations, communications and discussions, written or oral, made by the Parties with respect thereto (including that letter of intent between the Parties dated September 2, 2015).  There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the Parties, except as expressly stated in this Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Closing Documents.

6.13	Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written agreement signed by the Parties.

6.14	Independent Legal Advice

Each Party confirms and declares that it has read this Agreement in its entirety and that it fully understands the terms of this Agreement. Each Party further acknowledges and agrees that it has had the opportunity to obtain independent legal advice with respect to the matters addressed in this Agreement and the transactions contemplated herein prior to the execution hereof, and that it has either obtained same or chosen to waive such independent legal advice.

6.15	Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.  Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of Nova Scotia and irrevocably waives objection to the venue of any proceeding in those courts or that those courts provide an inconvenient forum.

6.16	Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money must be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the Bank Act (Canada).

6.17	Counterparts and Delivery by Facsimile

This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument.  Delivery by facsimile or by electronic transmission of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic transmission shall also deliver an originally executed counterpart of this Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Agreement.

6.18	English Language

The parties confirm that it is their wish that this Agreement and any other documents delivered or given under this Agreement, including notices, have been and will be in the English language only.  Les parties aux présentes confirment leur volonté que cette convention ainsi que tous les documents s’y rattachant, y compris les avis, soient rédigés dans la langue anglaise seulement.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT has been executed by the parties on the date first above written.

THE DARYL & KELLY FRASER FAMILY TRUST, by its trustees DARYL FRASER and KELLY FRASER
SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ DARYL FRASER
Witness		DARYL FRASER

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ KELLY FRASER
Witness		KELLY FRASER

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ JOEL DOHERTY
Witness		JOEL DOHERTY
SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ DENYSE DOHERTY
Witness		DENYSE DOHERTY

WILLERBY HILL LIMITED
		Per:	[ILLEGIBLE]
		Title:	[ILLEGIBLE]
BOTL HOLDINGS LTD.

		Per:	[ILLEGIBLE]
		Title:	[ILLEGIBLE]

NOVA SCOTIA INNOVATION CORPORATION

		Per:	[ILLEGIBLE]
		Title:	[ILLEGIBLE]

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ DAVID ALSTON
Witness		DAVID ALSTON

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ MARY-GWEN ALSTON
Witness		MARY-GWEN ALSTON

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ JONATHAN MCGINLEY
Witness		JONATHAN McGINLEY

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ PAULA MCGINLEY
Witness		PAULA McGINLEY

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ DANIELLA DEGRACE
Witness		DANIELLA DEGRACE

SIGNED SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ MICHAEL HACHEY
Witness		MICHAEL HACHEY

MOBIVITY HOLDINGS CORP.

Per:	/s/ DENNIS BECKER
Title:	Chief Executive Officer